SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                                    FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934
                Date of Report (Date of earliest event reported)
                                  May 15, 1996

                       Clear Channel Communications, Inc.
             (Exact name of registrant as specified in its charter)

                                      Texas
                            (State of Incorporation)

1-9645                                     74-1787539
(Commission File Number)      (I.R.S. Employer Identification No.)

                          200 Concord Plaza, Suite 600
                            San Antonio, Texas 78216
                                 (210) 822-2828
         (Address and telephone number of  principal executive offices)

                       Clear Channel Communications, Inc.
                                    Form 8-K

Item 2.(a)

On May 15, 1996, Clear Channel Communications of Memphis, Inc., a wholly owned subsidiary of Clear Channel Communications, Inc. (the "Company"), acquired by purchase 100% of the outstanding common stock of US Radio, Inc. (US Radio), which owned radio stations in Memphis, TN, Milwaukee, WI, Little Rock, AR, El Paso TX, Reading, PA, Norfolk, VA and Raleigh NC. US Radio is not an affiliate of the registrant.

     The assets acquired consisted of items of broadcasting and technical equipment utilized in the transmission of radio signals, Federal Communications licenses, real property serving as the site for broadcasting towers and other items of personal property associated with the continuing operations of the broadcast facilities. In addition, the accounts receivable, cash and other assets existing as of the acquisition date pertaining to the radio stations were acquired.

     As consideration for the common stock acquired, the Company's subsidiary paid cash of approximately $142,500,000 and assumed various accrued expenses and accounts payable totaling approximately $2,400,000, subject to audit verification. The purchase price was based upon an arms-length negotiation considering the potential cash flow generated by the stations, consideration of the markets in which the stations are located, management, personnel, and the overall operation of the facilities as a going concern.

     Sources of funds utilized in completing this acquisition were provided by the Company's revolving long-term line of credit facility by and between NationsBank of Texas, N.A., as agent, and the registrant.

Item 2.(b)

     The assets acquired by registrant's subsidiary were utilized by US Radio for the purposes of radio broadcasting. Registrant intends to continue such use.
Clear Channel Communications, Inc.
                                    Form 8-K


Item 7.(a)-1 Historical Financial Statements

                        Consolidated Financial Statements
                                 US Radio, Inc.
                     Years ended December 31, 1995 and 1994
                       with Report of Independent Auditors

                          Report of Independent Auditors

Board of Directors
US Radio, Inc.


We have audited the accompanying consolidated balance sheets of US Radio, Inc. as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We   conducted  our  audits  in  accordance  with  generally
accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of US Radio, Inc. at December 31, 1995 and 1994 and the consolidated results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                              /s/ERNST & YOUNG LLP

Philadelphia, Pennsylvania
March 4, 1996

                                US Radio, Inc.
                           Consolidated Balance Sheets

           (In thousands (except number of shares and per share data))

                                               December 31,
                                             1995      1994
Assets
Current assets:
 Cash and cash equivalents               $   267  $  1,112
 Cash held in escrow                          --       229
 Accounts receivable--trade, less
     allowance of $370 in 1995 and
     $304 in 1994                          6,108     4,444
Prepaid expenses                             374       329
 Other current assets                        333       333
 Current portion of long-term
   notes receivable                          450       263
                                         ________  ________
Total current assets                       7,532     6,710

Cash held in escrow for station
  purchase                                   --      3,500
Long-term notes receivable                   --        450
Other noncurrent assets                      288       585

Property and equipment, at cost:
 Land and buildings                        3,652     2,096
 Equipment                                 8,997     7,017
                                         ________  ________
                                          12,649     9,113
 Accumulated depreciation                 (2,161)     (408)
                                         ________  ________
                                          10,488     8,705
 Intangible assets:
 Licenses                                 45,143    35,395
 Goodwill                                 17,898    17,527
 Debt issuance costs                       4,636     4,003
 Other                                    14,571    12,805
                                         ________  ________
                                          82,248    69,730
 Accumulated amortization                 (7,779)   (1,685)
                                         ________  ________
                                          74,469    68,045
                                         ________  ________
Total assets                             $92,777    $87,995
                                         ========  ========
See accompanying notes.
         US Radio, Inc.
                           Consolidated Balance Sheets

           (In thousands (except number of shares and per share data))

                                            December 31,
                                          1995      1994

Liabilities and stockholders' equity
Current liabilities:
 Accounts payable                     $   446      $396
 Accrued interest                         526        57
 Accrued compensation                     359       331
 Accrued national representation
  commission                              149        92
 Other accrued liabilities              1,152       630
 State taxes payable                      131        67
 Current portion of long-term
  liabilities                           2,236     2,111
                                      ________  ________
Total current liabilities               4,999     3,684

Long-term liabilities, excluding
  current portion                      57,531    52,621
Deferred income taxes                     --        365
                                      ________  ________

Total liabilities                      62,530    56,670


Stockholders' equity:
 Preferred Stock, $0.01 par,
  10,000  shares authorized,
  none issued and outstanding            --          --
 Class A Common Stock, $0.01 par,
  1,000,000 shares authorized,
   901,951 and 800,000 shares
   issued and outstanding                   9         8
 Class B Common Stock, $0.01 par,
  200,000 shares authorized,
   200,000 shares issued and
   outstanding                              2         2
 Additional paid-in capital            35,757    32,540
 Accumulated deficit                   (5,521)   (1,225)
                                      ________  ________
Total stockholders' equity             30,247    31,325
                                      ________  ________
Total liabilities and stockholders'
  equity                              $92,777   $87,995
                                      ========  ========

See accompanying notes.

                                US Radio, Inc.
                      Consolidated Statements of Operations
                                 (In thousands)

                                              Year ended
                                            December 31,
                                         1995       1994

Gross broadcast revenues              $31,821    $8,402
Agency commissions                      4,329     1,143
                                      ________  ________
Net broadcast revenues                 27,492     7,259

Station operating expenses:
 General and administrative             5,266     1,848
 Technical                                492       134
 Programming                            3,698       993
 Promotion                              1,314       477
 Selling                                4,786     1,252
                                      ________  ________
Total station operating expenses       15,556     4,704
                                      ________  ________
Station operating income before
  depreciation and amortization        11,936     2,555

Corporate general and administrative    2,632       608
expenses
Depreciation and amortization           7,853     2,093
Other operating (income) expenses         (51)       49
                                      ________  ________
Operating profit (loss)                 1,502      (195)

Interest expense                        6,021     1,425
                                      ________  ________
Loss before income taxes               (4,519)   (1,620)

Income tax benefit                        223       395
                                      ________  ________
Net loss                              $(4,296)  $(1,225)
                                      ========  ========

See accompanying notes.
                               US Radio, Inc.
                      Consolidated Statements of Cash Flows
                                 (In thousands)

                                              Year ended
                                            December 31,
                                          1995      1994
Operating activities
Net loss                              $(4,296)  $(1,225)
Adjustments to reconcile net loss
  to net cash provided by
  (used in) operating activities:
   Depreciation and amortization        7,853     2,093
   Deferred income taxes                 (365)     (462)
   Provision for losses on
    accounts receivable                   375       113
   Other (principally amortization
    of interest rate cap)                 289        80
   Changes in operating assets and
     liabilities, net of effects
     from purchase of stations:
       (Increase) decrease in
         accounts receivable           (2,058)      156
       (Increase) decrease in
         prepaid expenses and other
          assets                          (95)       82
       Increase (decrease) in
          payables and accrued
          expenses                      1,190    (1,160)
                                      ________  ________
Net cash provided by (used in)
  operating activities                  2,893      (323)


Investing activities
Capital expenditures                   (1,008)     (146)
Purchase of radio stations            (14,092)   (2,765)
Reductions (additions) to
  cash held in escrow                   3,729    (3,729)
Proceeds from notes receivable            263        50
Other                                     132      (135)
                                      ________  ________
Net cash used in investing
  activities                          (10,976)   (6,725)
Financing activities
Net principal payments on
  long-term liabilities                (2,729)  (67,579)
Purchase of interest rate cap               --     (998)
Proceeds from issuance of
  common stock                          3,218    26,040
Proceeds from long-term borrowings      7,382    54,700
Debt issuance costs                      (633)   (4,003)
                                      ________  ________
Net cash provided by financing
  activities                            7,238     8,160
                                      ________  ________
(Decrease) increase in cash and
  cash equivalents                       (845)    1,112
Cash and cash equivalents:
 Beginning of year                      1,112        --
                                      ________  ________
 End of year                           $  267    $1,112
                                      ========  ========
Supplemental disclosures
Interest paid during the year          $5,298    $1,342
                                      ========  ========
Income taxes paid during the year      $   77 $      --
                                      ========  ========
See accompanying notes.


                                  US Radio, Inc.
                           Consolidated Statements of
                              Stockholders' Equity
                           Years ended December 31, 1995
                                      and 1994
                      (In thousands (except number ofshares))

               Class A             Class B
                Common              Common
                 Stock Class A       Stock Class B   Additional                Total
                Shares  Common      Shares  Common    Paid-In  Accumulated Stockholders'
           Outstanding   Stock Outstanding   Stock    Capital    Deficit        Equity
Balance at
December
31, 1993           100      --          --      --         $1         --            $1
Cancellation
  of Common
  Stock          (100)      --          --      --        (1)         --           (1)
Sale of
  Common
  Stock       800,000       $8          --      --     26,032         --        26,040
Issuance of
  Common Stock
  to Purchase
  Stations          --      --     200,000      $2      6,508         --         6,510
Net Loss            --      --          --      --         --   ($1,225)       (1,225)

- -------------------------------------------------------------   ----------
Balance at
  December
  31, 1994     800,000       8     200,000       2     32,540    (1,225)        31,325
Sale of
  Common
  Stock        101,951       1          --      --      3,217         --        3,218
Net Loss            --      --          --      --         --    (4,296)       (4,296)
            -------------------------------------------------- ---------    ----------
Balance at
  December
  31, 1995     901,951      $9     200,000      $2    $35,757   ($5,521)       $30,247
            ================================================== =========    ==========
See accompanying notes.

                                 US Radio, Inc.
                   Notes to Consolidated Financial Statements

                                December 31, 1995

                          (Dollar Amounts in Thousands)

1. Summary of Significant Accounting Policies

Organization

US Radio, Inc. (the "Company"), a Delaware corporation, was incorporated on December 9, 1993.

The Company is a radio broadcasting company whose business is acquiring, developing, and operating radio stations. The operation of radio stations involves the broadcasting of entertainment and news to an audience. The stations generate
revenue   by   selling  time  during  these  broadcasts  to
advertisers wanting to promote their products or service to the audience listening to the station's programming. The Company had no operations prior to January 14, 1994 when it entered into its first local marketing agreement "LMA"

At December 31, 1994, each share of Class A Common Stock was entitled to one vote, and each share of Class B Common Stock was entitled to 4.15 votes. In 1995, an additional 101,951 shares of Class A Common Stock were issued in connection with the purchase of stations KDDK-FM and KMJX-FM in Little Rock, AR. At December 31, 1995, each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to 4.68 votes.

Each share of Class A Common Stock is convertible into a single share of Class B Common Stock, at the option of the holders of a majority of the Class A Common Stock, at any time after the second anniversary date, September 23, 1996, or upon the occurrence and continuation of certain other events, as defined in the Reorganization and Placement Agreement.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and subsidiaries, after elimination of all significant intercompany transactions in consolidation. The
Company owns the following radio stations at December 31, 1995:

                                 US Radio, Inc.

             Notes to Consolidated Financial Statements (continued)

                          (Dollar Amounts in Thousands)

1. Summary of Significant Accounting Policies (continued)

Call Letters        Market                         Acquisition Date

KHEY-AM/FM          El Paso, Texas               September 23, 1994
WRAW-AM/WRFY-FM     Reading, Pennsylvania        September 23, 1994
KJOJ-FM             Freeport, Texas              September 23, 1994
WQOK-FM             Raleigh, North Carolina      September 23, 1994
WSVY-AM/WOWI-FM     Norfolk, Virginia            September 23, 1994
WDIA-AM/WHRK-FM     Memphis, Tennessee           September 23, 1994
KPRR-FM             El Paso, Texas               September 26, 1994
WJCD-FM             Norfolk, Virginia            February 21, 1995
KDDK-FM             Little Rock, Arkansas        June 9, 1995
KMJX-FM             Little Rock, Arkansas        June 9, 1995

The consolidated financial statements reflect the results of an LMA with respect to radio station KJOJ-AM in Conroe, Texas, and an LMA and joint sales agreement for WSVY-FM in Norfolk, Virginia. KPRR-FM in El Paso, Texas, was operated under an LMA from January 14, 1994 through September 26, 1994, the date it was purchased. Additionally, WJCD-FM (formerly WMXN-FM) in Norfolk, Virginia was operated under an LMA from September 23, 1994 until February 21, 1995, the date it was purchased.

Cash and Cash Equivalents

All highly liquid investments with a maturity of three months or less when purchased are classified as cash equivalents.

Depreciation and Amortization

For financial reporting purposes, depreciation is calculated on the straight-line method over the estimated useful lives of the assets (including assets recorded under capital leases) varying from 3 to 20 years. Depreciation expense was $1,759 and $408 for the years ended December 31, 1995 and 1994, respectively.

                               US Radio, Inc.
             Notes to Consolidated Financial Statements (continued)

                          (Dollar Amounts in Thousands)

1. Summary of Significant Accounting Policies (continued)

Depreciation and Amortization (continued)

Broadcasting licenses and goodwill are amortized on the straight-line method over 40 years, and other intangible assets are amortized on the straight-line method with useful lives ranging from 1 to 40 years. These intangible assets are carried at the lower of cost or fair value.

Debt issuance costs, consisting primarily of loan placement and related legal fees, are being amortized over the original life of the loans.

Intangible Assets

The carrying value of the licenses, goodwill, and other intangible assets is reviewed on an ongoing basis. If this review indicates that these assets are not recoverable, as determined based on the undiscounted future cash flows of the station acquired, the Company's carrying value of these assets is reduced to its fair value.

Derivatives

The Company enters into interest rate cap agreements to hedge its exposure to increasing interest rates with respect to its senior secured debt (see Note 2). The premium paid for these agreements is included in interest expense ratably during the life of the agreement. Payments to be received as a result of the cap agreement are accrued as a reduction of interest expense. Unamortized cost of the agreements is included in other assets.

Revenue Recognition

Revenue is recognized as commercials are broadcast based on the standard broadcast month calendar, which consisted of 53 and 52 weeks in 1995 and 1994, respectively.

Use of  Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts. Actual results could differ from the estimates and assumptions used.
                                 US Radio, Inc.
             Notes to Consolidated Financial Statements (continued)

                          (Dollar Amounts in Thousands)

1. Summary of Significant Accounting Policies (continued)

Barter Transactions

The   Company   seeks  to  minimize  its   use   of   barter
transactions. In as much as barter revenue and expenses historically are less than 5% of gross revenues, they are not recognized in the financial statements.

Adoption of FASB 121

In March 1995, the FASB issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company will adopt Statement 121 in 1996 and, based on current circumstances, does not believe the effect of adoption will be material.

Reclassifications

Certain prior-year amounts have been reclassified to conform to the current presentation.

2. Long-Term Liabilities

The   Company   had  the  following  long-term   liabilities
outstanding at December 31:

                                                1995       1994

Senior  secured tranche A  term notes        $27,000    $28,000
Senior  secured tranche B  term notes         32,382     25,700
Revolving credit loan                           --        1,000
                                          ---------- ----------
                                              59,382     54,700
Other                                            385         32
                                          ---------- ----------
                                              59,767     54,732
Less current portion                           2,236      2,111
                                          ---------- ----------
                                             $57,531    $52,621
                                             =======    =======

                                US Radio, Inc.
             Notes to Consolidated Financial Statements (continued)

                          (Dollar Amounts in Thousands)

2. Long-Term Liabilities (continued)

The   senior  secured  tranche  A  term  notes   mature   on
December 31, 2001, with 23 quarterly principal payments of increasing amounts through 2001. Interest is payable at floating rates of interest based on the prime lending rate or LIBOR, at the Company's choice, plus some premium. The average rates on the tranche A notes at December 31, 1995 and 1994 was 8.94% and 8.91%, respectively.

The   senior  secured  tranche  B  term  notes   mature   on
September 30, 2003, with annual principal payments of $125 due through 2001. The remaining principal is due in 2002 and 2003. Interest is payable at floating rates of interest similar to the tranche A notes. The average rates on the tranche B notes at December 31, 1995 and 1994 was 9.90% and 9.91%, respectively.


The revolving credit loan is part of a $3,500 revolving credit commitment which matures on December 31, 2001. Use of these funds is limited to working capital purposes in the ordinary course of business. Interest is payable at floating rates of interest similar to the tranche A notes. The average rate on the revolving credit loan at December 31, 1994 was 8.56%.

The   Company   also   has  a  $34,000  acquisition   credit
commitment, none of which is outstanding at December 31, 1995. Use of these funds is limited to (1) finance all or a portion of the purchase price of station acquisitions, (2) pay the related fees and expenses of the purchase, and (3) finance the working capital requirements of acquired stations.

An additional 1/2 of 1% commitment fee is due on all unused credit commitments. The amount of commitment fee charged to interest expense was $147 and $22 for the years ended
December 31, 1995 and 1994, respectively.

Aggregate maturities of long-term liabilities for the next five years ended December 31 are as follows: 1996--$2,236;
1997--$3,237; 1998--$3,237; 1999--$4,303; 2000--$7,497;  and
thereafter--$39,257.

The Company is in compliance with all of its debt covenants, which include certain financial ratios, restrictions on distribution of dividends, and limits on use of working capital.
All notes and the revolving credit loan described above are secured collectively by all assets of the Company.

                            US Radio, Inc.
             Notes to Consolidated Financial Statements (continued)

                          (Dollar Amounts in Thousands)

3. Income Taxes

Significant components of the benefit from income taxes for the years ended December 31, are as follows:

                                                1995       1994

Current:
 Federal                                      $  --         $--
 State                                          142         67
                                          ---------- ----------
 Total current provision                        142         67

Deferred:
 Federal                                       (243)      (412)
 State                                         (122)       (50)
                                          ---------- ----------
 Total deferred benefit                        (365)      (462)
                                          ---------- ----------
Total income tax benefit                      $(223)     $(395)
                                             =======    =======

The purchase of stations from US Radio, L.P. and Ragan Henry
Communications Group, L.P. generated a net deferred tax liability of $827 at the date of acquisition.

The significant components of the Company's deferred tax liabilities and assets at December 31, are as follows:

                                               1995        1994

Deferred tax liabilities:
 Depreciation                                 $  --      $1,282
 Amortization                                 2,156          --
Deferred tax assets:
   Allowance   for   doubtful accounts          140         116
 Depreciation                                   498          --
 Amortization                                    --         277
 Other                                            4          --
     Net operating loss carryforwards         1,947         524
 Less: valuation allowance                     (433)         --
                                          ---------- ----------
 Total deferred tax assets                    2,156         917
                                          ---------- ----------
  Net  deferred tax  (assets) liabilities     $  --        $365
                                             =======    =======

                              US Radio, Inc.
             Notes to Consolidated Financial Statements (continued)

                          (Dollar Amounts in Thousands)

3. Income Taxes (continued)

The Company has available net operating loss carryforwards of approximately $5,318 for tax reporting purposes to offset future taxable income, which expire through 2010.

4. Commitments

Under the KJOJ-AM LMA, which is cancelable at any time, the brokered station agrees to broadcast programs presented to it by the Company in return for specified compensation and the Company receives advertising revenue from advertisements included in the programming. The Company's joint sales agreement for WSVY-FM allows for the purchase and resale of commercial time coupled with an LMA for 20 hours of programming per week. This agreement runs through 1998.

The   stations  rent  studio  facilities,  maintain  station
licenses, and rent certain equipment under noncancelable operating leases.

Rent  expense  on  these  lease  agreements  and  LMAs   was
approximately $927 and $703 for the years ended December 31, 1995 and 1994, respectively.

Minimum   payments  under  noncancelable  operating  leases,
including LMA payments, for the years ending December 31 are as follows:

1996                                          $  520
1997                                             450
1998                                             437
1999                                             273
2000                                              95
Thereafter                                       843
                                          ----------
Total                                         $2,618
                                             =======

At December 31, 1995, the Company has outstanding a $450 letter of credit issued September 15, 1995 in connection with the asset purchase agreement for WKKV-FM in Milwaukee, Wisconsin (see Note 9). The letter of credit was canceled on January 9, 1996, upon the completion of the acquisition of WKKV-FM.

                             US Radio, Inc.
             Notes to Consolidated Financial Statements (continued)

                          (Dollar Amounts in Thousands)

5. Purchase of Stations

On September 23, 1994, an investment banking group purchased 800,000 shares of the Company's Class A Common Stock for $26,040. Concurrently, the Company purchased most of the assets and assumed certain liabilities of US Radio, L.P. and Ragan Henry Communications Group, L.P. (the "Partnerships"). The final purchase price of $78,018 included the assumption of liabilities and the issuance of 200,000 shares of Class B Common Stock valued at $6,510 to an entity owned by the Partnerships, US Radio Stations, L.P.

In addition, the LMA for station KJOJ-AM and the LMA and joint sales agreement for WSVY-FM were transferred to US Radio, Inc. Radio station KPRR-FM in El Paso, Texas was purchased by US Radio, Inc. on September 26, 1994 for approximately $2,765, which included $2,493 of intangible assets.

Radio station WJCD-FM in Norfolk, VA was purchased by the Company on February 21, 1995 for approximately $3,705, which included $3,266 of intangible assets. Radio stations KMJX-FM and KDDK-FM in Little Rock, AR were purchased by the Company on June 9, 1995 for approximately $5,021 and $5,020, respectively. As a result of the purchases of KMJX-FM and KDDK-FM, intangible assets were increased by $4,479 and $3,667, respectively.

The above acquisitions were recorded by the Company using the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16. Accordingly, the
Company included operations of the purchased stations from the date of acquisition, except for KPRR-FM. This station was operated under an LMA by US Radio, Inc. prior to its acquisition, and was included in the results of operations from January 14, 1994 (inception of the LMA).

                             US Radio, Inc.
             Notes to Consolidated Financial Statements (continued)

                          (Dollar Amounts in Thousands)

6. Derivatives

The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. Such instruments are generally used to manage well-defined interest rate risks. Interest rate cap agreements are used to reduce the potential impact of increases in interest rates on the Company's floating rate long-term debt. Accordingly, the Company has entered into a three-year agreement to effectively cap the base rate on $35,000 of its senior secured floating rate debt, to reduce the Company's risk of incurring higher interest costs due to rising interest rates. The interest rate cap agreement entitles the Company to receive amounts from counter-parties on a quarterly basis
if the three month LIBOR rates   rise  above the  fixed cap rate
of 6.5%. $333 and $83 have been charged to interest expense in 1995 and 1994, respectively, and $582 and $915 of unamortized premium are classified as other assets at December 31, 1995 and 1994, respectively.

7. Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Short-Term Investments

The carrying amount approximates fair value because of the short-term maturities of those instruments.

Derivatives

The   fair  value  of  the  Company's  interest  rate  cap
agreement is not significant at December 31, 1995.

Long-Term Debt

The  fair  value  of  the  Company's  long-term  debt   is
estimated based on borrowing rates currently available to the Company for loans with similar terms and maturities, and approximates the carrying amount.

                           US Radio, Inc.
             Notes to Consolidated Financial Statements (continued)

                          (Dollar Amounts in Thousands)

8. Defined Contribution Plan

The Company has a defined contribution plan in which all employees who have completed one year of service are eligible to participate. Plan participants may contribute up to
15%   of   their  total  compensation.  The  employer's
contribution is at the discretion of the Company. The Company's contribution for the years ended December 31, 1995 and 1994 were 22.5% and 15% of the employee's contribution up to 6% of compensation. Company contributions amounted to $44 and $26 in 1995 and 1994, respectively.

9. Subsequent Events

On September 18, 1995 the Company entered into an asset purchase agreement to purchase WKKV-FM in Milwaukee, Wisconsin for $9,000. The purchase occurred on January 11, 1996. The Company financed the purchase by issuing 122,888 shares of Class A Common Stock for $4,000, and borrowing $4,420 from the acquisition credit commitment, and the remainder from the revolving credit facility. After the purchase, each additional share of Class A Common Stock is entitled to one vote. As a result of such purchase, the votes on each share of Class B Common Stock was increased to 5.3121.

On February 26, 1996, the Company entered into an agreement to purchase WNND-FM in Raleigh, North Carolina for $7,500. On March 1, 1996, the Company entered into an LMA for the station through the date of the closing on the purchase. As part of the purchase agreement, the Company paid $1,000 as a down payment for the purchase by borrowing $700 on the revolving credit facility and using $300 cash. The purchase is expected to close in early summer, 1996.

On February 29, 1996, the Company gave notice of exercise of the option to acquire KJOJ-AM in Conroe, Texas for $1,000. As part of the purchase option agreement dated August 30, 1991, the Company paid a $50 non-refundable earnest money deposit. The purchase is expected to close in late summer, 1996.

On March 4, 1996, Clear Channel Communications, Inc. agreed to purchase 100% of the outstanding Class A and Class B Common Stock of the Company for $142,500 in cash and the assumption of $2,400 in liabilities. Upon the closing of the transaction, the Company is expected to operate as a wholly-owned subsidiary of Clear Channel Communications, Inc. The transaction is anticipated to close upon FCC approval in late spring, 1996.

Item 7.(a)-2 Historical Financial Statements

                     Ragan Henry Communications Group, L.P.
                                 US Radio, L.P.
                             US Radio Stations, L.P.

                          Combined Financial Statements

        Year Ended December 31, 1993 and 1994 with Report of
                            Independent Auditors

                        Report of Independent Auditors

The Partners
Ragan Henry Communications Group, L.P.
US Radio, L.P.
US Radio Stations, L.P.


We have audited the accompanying combined balance sheets of Ragan Henry Communications Group, L.P., US Radio, L.P., and US Radio Stations, L.P. (collectively, the "Partnerships"), which are under common control, as of December 31, 1993 and 1994, and the related combined statements of operations and accumulated deficit and of cash flows for the years then ended. These financial statements are the responsibility of the Partnerships' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Notes 3 and 16, the Partnerships have divested all their operating assets in a series of transactions with certain related and unrelated parties.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Ragan Henry Communications Group, L.P., US Radio, L.P., and US Radio Stations, L.P. at December 31, 1993 and 1994, and the combined results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


                              /s/ERNST & YOUNG LLP

Philadelphia, Pennsylvania
March 10, 1995

                    Ragan Henry Communications Group, L.P.
                                 US Radio, L.P.
                             US Radio Stations, L.P.

                             Combined Balance Sheets

                                                  December 31
                                             1993        1994
                                          ___________________
                                               (In thousands)
Assets
Current Assets:
  Cash and cash equivalents              $ 2,640       $  217
  Accounts receivable--trade less
    allowance of $350 and $50 at
    December 31, 1993 and 1994,
    respectively                           4,637          331
  Accounts receivable--related parties       601          118
  Prepaid expenses                           494           42
  Current portion of long-term notes
    receivable                               125           12
  Assets of radio stations held for
    sale                                      --        3,912
                                          _______     _______
Total current assets                       8,497        4,632

Assets of radio stations held for sale     5,242           --
Long-term notes receivable                   675           --

Property and equipment, at cost:
  Land and buildings                       2,912           --
  Equipment                                7,740           --
                                          _______     _______
                                          10,652           --
Accumulated depreciation                  (5,829)          --
                                          _______     _______
                                           4,823           --
Intangible assets:
  Licenses                                22,237           --
  Goodwill                                16,632           --
  Other intangibles                       14,694           --
  Debt issuance costs                      2,074           --
                                          _______     _______
                                          55,637           --
Accumulated amortization                 (17,894)          --
                                          _______     _______
                                          37,743           --
                                          _______     _______
Total assets                             $56,980       $4,632
                                          =======     =======
See accompanying notes.

                      Ragan Henry Communications Group, L.P.
                                 US Radio, L.P.
                             US Radio Stations, L.P.

                             Combined Balance Sheets

                                                 December 31,
                                             1993        1994
                                          _______     _______

Liabilities and partners' deficit
Current liabilities:
  Accounts payable                       $   497     $    87
  Accrued interest                         1,347          69
  Accrued compensation                       307          59
  Accrued national representation
    commission                               102           9
  Other accrued liabilities                  603          37
  Payable to related parties                 107          14
  Current portion of long-term
    liabilities                              285      12,199
                                          _______     _______
Total current liabilities                  3,248      12,474
Long-term liabilities, excluding
  current portion                         86,299          --
                                          _______     _______
Total liabilities                         89,547      12,474

Partners' deficit:
  Contributed capital                     23,400      26,474
  Accumulated deficit                    (50,883)    (28,817)
  Accumulated distribution to
    partners                              (5,084)     (5,499)
                                          _______     _______
Total partners' deficit                  (32,567)     (7,842)
                                          _______     _______
                                         $56,980     $ 4,632
                                          =======     =======
See accompanying notes

                   Ragan Henry Communications Group, L.P.
                                 US Radio, L.P.
                             US Radio Stations, L.P.

            Combined Statements of Operations and Accumulated
Deficit

                                                   Year ended
                                                 December 31,
                                             1993        1994
                                          _______     _______
                                        (In thousands)

Gross broadcast revenues                 $30,981     $20,562
Less:  agency commissions                  4,256       2,847
                                          _______     _______
                                          26,725      17,715
Station operating expenses:
  General and administrative               6,085       4,054
  Technical                                  585         422
  Programming                              3,882       2,397
  Promotion                                  986         869
  Selling                                  4,542       3,085
                                          _______     _______
Total operating expenses                  16,080      10,827
                                          _______     _______
Station operating income before
  depreciation and amortization           10,645       6,888

Corporate general and administrative
  expenses                                 1,835       1,473
Depreciation and amortization              6,915       3,919
Other operating expenses                      31       1,057
                                          _______     _______
Operating income                           1,864         439

Other expense (income), net:
  Interest expense                         7,848       5,544
  Gain on sale of radio stations            (968)    (25,776)
  Other                                       --         935
                                          _______     _______
Net (loss) income before
  extraordinary items                     (5,016)     19,736
Extraordinary gain, net                       --       2,330
                                          _______     _______
Net (loss) income                         (5,016)     22,066

Accumulated deficit:
Beginning of period                      (45,889)    (50,883)
Repurchase of partnership interests           22          --
                                          _______     _______
End of period                           ($50,883)   ($28,817)
                                          =======     =======

See accompanying notes

                      Ragan Henry Communications Group, L.P.
                                 US Radio, L.P.
                             US Radio Stations, L.P.
                        Combined Statements of Cash Flows

                                                   Year ended
                                                 December 31,
                                             1993        1994
                                          _______     _______
                                               (In thousands)
Operating activities:
Net (loss) income                        $(5,016)    $22,066
Adjustments to reconcile net (loss)
 income to net cash provided by
  (used in) operating activities
    Depreciation and amortization          6,915       3,919
    Deferred interest                      2,910       1,750
    Provision for losses on accounts
      receivable                             360         210
    Gain on sale of radio stations          (968)    (25,776)
    Non-cash other expense                    --       1,918
    Non-cash extraordinary items              --      (4,406)
    Other                                     16         (65)
    Changes in operating assets and
      liabilities net of effects from
      sale of stations:
        Increase in accounts receivable     (550)       (667)
        Increase in prepaid expenses and
          other current assets              (623)       (939)
        (Decrease) increase in accounts
          payable and accrued
          expenses                          (176)      1,418
                                          _______     _______
Net cash provided by (used in)
  operating activities                     2,871        (572)

Investing activities:
Capital expenditures                        (282)       (106)
Proceeds from sale of radio stations      17,419        (375)
Proceeds from notes receivable                --          75
                                          _______     _______
Net cash provided by investing
  activities                              17,137        (406)

Financing activities:
Principal payments on long-term
  liabilities                            (18,643)     (1,030)
Repurchase of partnership interests          (51)         --
Distributions to partners                    (63)       (415)
                                          _______     _______
                                         (18,757)     (1,445)
                                          _______     _______
Increase (decrease) in cash and
  cash equivalents                         1,251      (2,423)
Cash and cash equivalents:
  Beginning of period                      1,389       2,640
                                          _______     _______
  End of period                          $ 2,640      $  217
                                          =======     =======
Supplemental disclosures:
Interest paid during the period          $ 4,689      $1,573
                                          =======     =======
See accompanying notes.

                     Ragan Henry Communications Group, L.P.
                                 US Radio, L.P.
                             US Radio Stations, L.P.

                     Notes to Combined Financial Statements

                                December 31, 1994
                          (Dollar Amounts in Thousands)

1. Summary of Significant Accounting Policies

Description of Activities

Ragan Henry Communications Group, L.P. ("RHCG, L.P.") was formed on February 3, 1989 under the Revised Uniform Limited Partnership Act of Delaware to purchase and operate radio stations. This
Partnership commenced operations on February 24, 1989. All the stations in RHCG, L.P. were acquired in 1989.

US Radio, L.P. ("USR, L.P.") was formed on September 22, 1989 under the Revised Uniform Limited Partnership Act of Delaware to purchase and operate radio stations. This Partnership commenced operations on January 1, 1990. All the stations in this Partnership were acquired in 1990.

US Radio Stations, L.P. ("USRS, L.P.", together with RHCG, L.P. and USR, L.P., the "Partnerships") was formed on August 9, 1994 under the Revised Uniform Limited Partnership Act of Delaware to hold the interests of RHCG, L.P. and US Radio, L.P. in US Radio, Inc. (see below).

Principles of Combination

The combined financial statements include the combined accounts of the Partnerships. The general partners of the Partnerships are corporations wholly owned by Ragan A. Henry. The Partnerships own
KKZR-FM of Houston, TX at December 31, 1994.

On September 23, 1994, the Partnerships sold most of their assets and transferred certain liabilities to US Radio, Inc. in exchange for 200,000 shares of US Radio, Inc.'s Class B Common Stock (see
Note 3). The following stations previously owned by the Partnerships were sold to US Radio, Inc.:


KHEY-AM/FM                          El Paso, TX
WRAW-AM/WRFY-FM                     Reading, PA
KJOJ-FM                             Freeport, TX
WQOK-FM                             Raleigh, NC
WOWI-FM/WSVY-AM                     Norfolk, VA
WDIA-AM/WHRK-FM                     Memphis, TN

                    Ragan Henry Communications Group, L.P.
                                 US Radio, L.P.
                             US Radio Stations, L.P.

               Notes to Combined Financial Statements (continued)

1. Summary of Significant Accounting Policies (continued)

Principles of Combination (continued)

The 1994 combined financial statements reflect the results of operations of these stations, the results of local marketing agreements with respect to radio stations KJOJ-AM in Conroe, TX, WSVY-FM in Norfolk, VA, and WMXN-FM in Norfolk, VA, from January 1, 1994 through September 23, 1994, as well as the results of operations for KKZR-FM for the entire year, and the results of operations of WRZR-FM in Columbus, OH from January_1, 1994 through April 27, 1994 when the station was sold.

Radio stations WCOS-AM/FM in Columbia, SC were sold in October
1993. Radio stations WAKR-AM/WONE-FM in Akron, OH were sold in December 1993.

All significant intercompany transactions have been eliminated in combination.

Cash and Cash Equivalents

All highly liquid investments with a maturity of three months or less when purchased are classified as cash equivalents.

Depreciation and Amortization

For financial reporting purposes, depreciation is calculated on the straight-line method over the estimated useful lives of the assets (including assets recorded under capital leases) varying from 3 to
31.5 years. For income tax reporting purposes, depreciation is calculated under the Modified Accelerated Cost Recovery System (MACRS). Depreciation expense was $1,990 and $1,056 for the years ended December 31, 1993 and 1994.

Broadcasting licenses, which are amortized on the straight-line method over 10 to 25 years, and goodwill and other intangible assets, which are amortized on the straight-line method with useful lives ranging from 5 to 40 years, are carried at the lower of cost or fair value.

                   Ragan Henry Communications Group, L.P.
                                 US Radio, L.P.
                             US Radio Stations, L.P.

               Notes to Combined Financial Statements (continued)

1. Summary of Significant Accounting Policies (continued)

Depreciation and Amortization (continued)

Debt issuance costs, consisting primarily of loan placement and related legal fees, were being amortized over the original life of the loans prior to the early extinguishment (see Note 4).

Intangible Assets

The carrying value of the licenses and goodwill is reviewed on an ongoing basis. If this review indicates that licenses and/or goodwill are not recoverable, as determined based on the undiscounted future cash flows of the station acquired, the Partnerships' carrying value of the licenses and/or goodwill is reduced to its fair value.

Revenue Recognition

Revenue is recognized as commercials are broadcast.

2. Long-Term Liabilities

At December 31, 1993 and 1994, the Partnerships had the following long-term liabilities outstanding:

                                                   December 31,
                                             1993          1994
                                          _______       _______
US Radio, L.P.
____________
Senior Secured Variable Rate Note         $26,782    $       --
Senior Secured Fixed Rate Notes             5,571        11,841
Senior Secured Deferred Interest Notes     10,757            --
Line of Credit                              2,053            --
Senior Subordinated Secured Notes          24,300            --
                                          _______       _______
                                           69,463        11,841

                   Ragan Henry Communications Group, L.P.
                                 US Radio, L.P.
                             US Radio Stations, L.P.

               Notes to Combined Financial Statements (continued)

2.  Long-Term Liabilities (continued)

                                                   December 31,
                                             1993          1994
                                          _______       _______
Ragan Henry Communications Group, L.P.
_________________________________
Senior Secured Term Notes                 $ 7,617    $       --
Senior Subordinated Notes                   3,354            --
Senior Line of Credit                       1,750            --
CMN, L.P.                                   2,919            --
                                          _______       _______
                                           15,640            --
Other                                       1,481           358
                                          _______       _______
                                           86,584        12,199
Less current portion                          285        12,199
                                          _______       _______
                                          $86,299       $    --
                                          =======       =======

All notes and lines of credit described above were secured collectively by all assets of the Partnerships. The interest on the senior secured fixed rate note is 7% at December 31, 1994. The entire balance was settled upon the sale of KKZR-FM, which occurred on March 1, 1995 (see Note 16).

3. Sale of Stations

In order to raise sufficient cash to satisfy the debt requirements to its senior lenders, the Partnerships entered into a private reorganization with an unrelated third party. Under the reorganization, on September 23, 1994, the Partnerships sold most of their productive assets and transferred certain liabilities to US Radio, Inc. in exchange for common stock. The amount by which the liabilities transferred exceeded the assets sold, $25,776, has been recorded as a gain by the Partnerships at December 31, 1994.

As part of the reorganization, debt and accrued interest, except $11,800 of senior debt, and the CMN, L.P. debt, was paid on September 23, 1994. The CMN, L.P. debt and accrued interest was treated as a capital contribution, as the amounts were no longer payable by the Partnerships. The remaining debt was paid with the proceeds from the sale.

                    Ragan Henry Communications Group, L.P.
                                 US Radio, L.P.
                             US Radio Stations, L.P.

               Notes to Combined Financial Statements (continued)


3. Sale of Stations (continued)

of KKZR (see Note 16). The senior lenders forgave $4,903 in debt, which has been classified as an extraordinary gain on the books of the Partnerships. Intangible assets relating to debt issuance costs of $838 were written off as extraordinary expense at December 31, 1994.

4. Extraordinary Items

The following are extraordinary gains (losses) for the year ended
December 31, 1994:

Forgiveness of Debt                             $ 4,903
Unamortized debt issuance costs                    (838)
Accretion of notes payable
  (see Note 8)                                     (497)
Private reorganization costs                     (1,238)
                                                 _______
Extraordinary gain, net                         $ 2,330
                                                 =======

The private reorganization costs relate to various legal and professional fees incurred in connection with the Partnerships' private placement reorganization.

5. Investment

The Partnerships have an investment in US Radio, Inc. in which they own 20% of the outstanding common stock, and 51% of the voting rights. As a result of conversion rights held by other investors, the voting rights likely will decline to 20% in September 1996. The Partnerships have accounted for this investment using the equity method. The Partnerships have additional investments in BCP Radio, L.P., and BCP Offshore Radio, L.P.

The carrying value of these investments is $-0- at December 31, 1994 (see Note 14).

                     Ragan Henry Communications Group, L.P.
                                 US Radio, L.P.
                             US Radio Stations, L.P.

               Notes to Combined Financial Statements (continued)

6. Related Parties

Related party receivables at December 31, 1993 and 1994 are comprised of the following:


                                          December 31,
                                       1993       1994
                                    _______    _______
MediaComm National, Inc.               $427       $ --
Ragan A. Henry                           83         83
Vinrah of New Jersey, Inc.               72         20
Other                                    19         15
                                    _______    _______
                                       $601       $118
                                    =======    =======

All amounts represent advances to or expenses paid by the Partnerships on behalf of the related parties.

Related party payables at December 31, 1993 and 1994 are comprised of the following:

                                          December 31,
                                       1993       1994
                                    _______    _______
Communications Management
  National, L.P.                       $ 12        $12
Ragan Henry National Radio, L.P.         52         --
Wolf, Block, Schorr and
  Solis-Cohen                            36         --
Other                                     7          2
                                    _______    _______
                                       $107        $14
                                    =======    =======

These entities are all owned or managed by Ragan A. Henry, the CEO and sole shareholder of the general partners of the Partnerships, except for Wolf, Block, Schorr and Solis-Cohen, a law firm in which Mr. Henry was a partner.

Management fees of $1,618 and $1,022 were incurred in 1993 and 1994, respectively, for accounting and management services provided by MediaComm National, Inc., a company which is owned by Ragan A.
Henry.

                   Ragan Henry Communications Group, L.P.
                                 US Radio, L.P.
                             US Radio Stations, L.P.

               Notes to Combined Financial Statements (continued)

7. Warrants

In September 1994, the Partnerships purchased outstanding warrants from Chrysler Capital for $71, which was paid by RHCG, L.P. and charged to other expense.

In connection with its equity financing in February 1989, RHCG, L.P. issued to Oppenheimer & Co., Inc. a warrant to purchase a 3.5% interest in the Partnership for a nominal amount. The warrant becomes exercisable after the general and limited partners receive cumulative distributions of $6,000 or upon the earlier of January 31, 1997 or the occurrence of an "exercise event," as defined in the warrant, and otherwise expires on May 30, 1997.

In connection with its initial equity financing in April 1990, USR, L.P. issued a warrant to Oppenheimer & Co., Inc. to purchase four Class C interests for a nominal amount. The warrant becomes exercisable upon the occurrence of an "exercise event," as defined in the warrant, and expires on March 31, 1997. Upon exercise of the warrant, the holders of the Class C interests will be entitled to receive, in each year, an aggregate of 0.75% (0.1875% per interest) of the cash available for distribution.

Exercise events consist primarily of a sale of all or most of the operating assets of the stations, the maturity date of Senior Secured Notes, or a refinancing of the Partnerships. Although an exercise event has occurred, no warrants have been exercised as of December 31, 1993 and 1994.

The warrant holders do not participate in distributions until the general and limited partners of the Partnerships receive cumulative distributions equal to their contributed capital. Accordingly, no value has been assigned to these warrants in the financial statements.

8. Partners' Contributed Capital

Contributed capital consists of a $459 contribution for general partnership interests and a $26,015 contribution for limited partnership interests at December 31, 1994 ($420 and $22,980 at December 31, 1993) with a par value of $1 per interest.

                    Ragan Henry Communications Group, L.P.
                                 US Radio, L.P.
                             US Radio Stations, L.P.

               Notes to Combined Financial Statements (continued)

8. Partners' Contributed Capital (continued)

In 1993, $40 of partnership interests in USR, L.P. and $35 of partnership interests in RHCG, L.P. were acquired by the Partnerships for cash.

In 1992, $525 of Partnership interest were repurchased by US Radio, L.P. in exchange for unsecured notes totaling $525, due together with accrued interest at 6% per year in 2018, upon repayment of the senior debt. The carrying value of these notes was $25 at December 31, 1993. As a result of the reorganization and payment of most of the senior debt, the repayment of these notes was accelerated and the carrying value was accreted to the face value and the increase ($497) was charged to extraordinary expense. The notes were restructured so that payment would be made when KKZR was sold, or December 31, 1996 whichever was sooner. The carrying value of the notes is approximately $330 (including $5 of accrued interest) at December 31, 1994, as $200 was paid in 1994.

RHCG, L.P. distributed $415 to the general partner (Ragan Henry
Broadcast Group, L.P.) in 1994.

Notes payable, including accrued interest, totaling $3,074 due from CMN, L.P. (a related party) were canceled, and a corresponding increase to contributed capital was recorded in 1994.

Net income or net loss of the Partnerships for each year is allocated among the partner in accordance with the respective partnership agreements.

9. Income Taxes

Partnerships are not taxable for federal income tax purposes, in that all taxable income or loss and tax credits are passed through the Partnerships to the partners. Therefore Statement of Financial Accounting Standards No. 109 has no impact on the Partnerships.

                    Ragan Henry Communications Group, L.P.
                                 US Radio, L.P.
                             US Radio Stations, L.P.

               Notes to Combined Financial Statements (continued)


9. Income Taxes (continued)

For federal income tax purposes, the Partnerships realized net losses of approximately $3,144 and $2,920 for the years ended December 31, 1993 and 1994, respectively. The difference between the taxable income or loss and the income or loss recognized in accordance with generally accepted accounting principles is due to various permanent and temporary differences, principally depreciation and amortization expense, bad debt expense, and other accrued expenses not currently deductible.

10. Commitments

The Partnerships had two local marketing agreements (LMAs) in effect during 1993 and three during 1994. Under these agreements, the brokered station agrees to broadcast programs presented to it by the Partnerships in return for specified compensation and the Partnerships receive advertising revenue from advertisements included in the programming. All LMAs have been transferred to US Radio, Inc.

The stations rent studio facilities, maintain station licenses, and rent certain equipment under noncancellable operating leases.

Rent expense on these leases and LMAs was approximately $652 and $986 for the years ended 1993 and 1994, respectively.

11. Dispositions

In accordance with an amendment to the USR, L.P. loan agreement, radio stations WCOS-AM/FM in Columbia, SC and WAKR-AM/WONE-FM in Akron, OH were sold to unrelated parties during 1993. The aggregate net cash proceeds were $17,419, and notes receivable of $800 were issued by the acquiring companies, resulting in a gain on the sales of $968.

Radio station WRZR-FM was sold to an unrelated party during 1994.
The aggregate net cash proceeds were $625, resulting in a loss on the sale of $25.

                    Ragan Henry Communications Group, L.P.
                                 US Radio, L.P.
                             US Radio Stations, L.P.

               Notes to Combined Financial Statements (continued)

12. Assets of Radio Station Held for Sale

The assets of KKZR-FM have been classified as Assets of Radio
Station Held for Sale on the accompanying balance sheet at December 31, 1994, which represents the only remaining operating assets of the Partnerships (see Note 16).

13. Defined Contribution Plan

The Partnerships have a defined contribution profit sharing plan in which all employees who have completed one year of service are eligible to participate. Plan participants may contribute up to 15% of their total compensation. The employers contribution is at the discretion of the Partnerships management. The Partnerships contribution for the year ended December 31, 1994 was 15% of the employees' contribution up to 6% of compensation. The Partnerships' contributions amounted to $2 in 1994.

14. Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

Cash and Short-Term Investments

The carrying amount approximates fair value because of the short-term maturities of those instruments.

Investments

Investments in US Radio, Inc., BCP Radio, L.P., and BCP Offshore
Radio, L.P. are carried at $-0- at December 31, 1994. The approximate fair value of these investments is $6,265 based on the Partnerships equity percentage in the companies at December 31, 1994.

Long Term Debt

The fair value of the Partnerships long-term debt is $11,557 based on the payment made in March, 1995 to satisfy the outstanding balance.
                     Ragan Henry Communications Group, L.P.
                                 US Radio, L.P.
                             US Radio Stations, L.P.

               Notes to Combined Financial Statements (continued)

15. Other Expense

Other operating expenses for the year ended December 31, 1994 relate to the write-off of a related party receivable from MediaComm National, Inc.

Other non-operating expenses for the year ended December 31, 1994 include costs incurred in connection with a failed initial public offering totaling $889.

16. Subsequent Event

On March 1, 1995, US Radio, L.P. sold Radio Station KKZR-FM to an unrelated party for $12,000. The proceeds were used mainly to pay the remaining senior secured fixed rate notes. Principal and accrued interest due at the time of sale was $11,952, $11,557 was accepted in full satisfaction of the debt, resulting in an extraordinary gain of $395. The sale resulted in a gain of approximately $8,000.
Item 7.(a)-3

                                 US Radio, Inc.
                           Consolidated Balance Sheet
                                   (unaudited)
                  (dollars in thousands, except per share data)

                                                    March 31,
                                                         1996
                                                   ----------

Assets
Current Assets:
  Cash and Cash equivalents                         $    239
  Accounts receivable - trade less allowance of
   $360                                                5,602
  Prepaid expenses                                       419
  Other current assets                                   333
  Current portion of long-term notes receivable          437
                                                     -------
  Total current assets                                 7,030

  Deposit on purchase of radio stations                1,097
  Other non-current assets                               166

Property and equipment, at cost:
  Land and buildings                                   3,824
  Equipment                                            9,852
                                                     -------
                                                      13,676
  Accumulated depreciation                            (2,693)
                                                     -------
                                                      10,983
Intangible assets:
  Licenses                                            50,451
  Goodwill                                            35,371
  Debt issuance costs                                  4,636
                                                     -------
                                                      90,458
  Accumulated amortization                            (8,700)
                                                     -------
                                                      81,758
Total assets                                        $101,034
                                                     =======

                                US Radio, Inc.
                           Consolidated Balance Sheet
                                   (unaudited)
                  (dollars in thousands, except per share data)


Liabilities and stockholders' equity
Current liabilities:
  Accounts payable                                  $    535
  Accrued interest                                       605
  Accrued compensation                                   310
  Accrued national representation commission             161
  Other accrued liabilities                            1,112
  Accrued payroll taxes                                  173
  Taxes payable                                          131
  Current portion of long-term liabilities             3,888
                                                     -------
Total current liabilities                              6,915

Long-term liabilities, excluding current
portion                                               61,329
                                                     -------
Total liabilities                                     68,244

Stockholders' equity:
  Preferred Stock, $0.01 par, 10,000 shares
  authorized, none issued and outstanding                 --
  Class A Common Stock, $0.01 par,
  1,200,000 shares authorized, 1,024,839
  shares issued and outstanding                           10
  Class B Common Stock, $0.01 par, 1,300,000
  shares authorized, 200,000 issued and
  outstanding                                              2
  Additional paid-in capital                          39,666
  Accumulated deficit                                 (6,888)
                                                     -------
Total stockholders' equity                            32,790
                                                     -------
Total liabilities and stockholders'
equity                                              $101,034
                                                     =======

                                 US Radio, Inc.
                        Consolidated Statements of Income
                                   (unaudited)

                                 (in thousands)

                                        March 31, March 31,
                                             1996      1995
                                       --------------------

Gross broadcast revenues                  $8,014    $5,720
  Agency commissions                       1,095       738
                                         -------   -------
Net broadcast revenues                     6,919     4,982

Station operating expenses:
  General and administrative               1,600     1,253
  Technical                                  126       103
  Programming                              1,161       777
  Promotion                                  322       179
  Selling                                  1,358       942
                                         -------   -------
Total station operating expenses           4,567     3,254
                                         -------   -------
Station income before depreciation
  and amortization                         2,352     1,728
Corporate general and administrative
  expenses                                   641       571
Depreciation and amortization              1,453     1,934
                                         -------   -------
Operating (loss) income                      258      (777)
Other expense net:
  Interest expense                         1,625     1,346
  Other                                        0         0
                                         -------   -------
Net loss before income taxes              (1,367)   (2,123)
  Income tax expense                           0         0
                                        -------    -------
Net loss                                  (1,367)   (2,123)

Accumulated deficit:
  Beginning of period                     (5,521)   (1,225)
                                         -------   -------
  End of period                           (6,888)  ($3,348)
                                         =======   =======

                              US Radio, Inc.
                      Consolidated Statements of Cash Flows
                                   (unaudited)

                                 (in thousands)

Operating activities
Net loss                              ($1,367)       ($2,123)
Adjustments to reconcile net
  income to net cash provided by
  operating activities:
  Depreciation and amortization         1,453          1,934
  Provision for losses on accounts
   receivable                              71             70
  Other                                    84             81
  Changes in operating assets and
  liabilities
    Decrease in accounts receivable       435            631
    (Increase) in prepaid expenses
     and other assets                      (6)           (91)
    Increase in accounts payable and
      accrued expenses                    264            105
                                      -------        -------
Net cash provided by operating
   activities                             934            607

Investing activities:
Capital expenditures                     (135)          (389)
Purchase of radio stations             (9,102)        (3,500)
Deposit on purchase of radio
  stations                             (1,097)         3,329
Principal payments on notes
  receivable                               13            225
                                      -------        -------
Net cash used in investing
  activities                          (10,321)          (335)

Financing activities:
Principal payments on long-term
  liabilities                          (1,671)          (802)
Proceeds from issuance of common
  stock                                 3,910             --
Proceeds from long-term borrowings      7,120              0
Net cash provided by (used in)
  financing activities                  9,359           (802)
                                      -------        -------
Decrease in cash and cash
   equivalents                           (28)           (530)

Cash and cash equivalents:
  Beginning of period                     267          1,112
                                      -------        -------
  End of period                       $   239         $  582
                                      =======        =======
Supplemental disclosures:
Interest paid during the period       $ 1,487         $  914
                                      =======        =======

Taxes paid during the period          $     0         $    0
                                      =======        =======


Item 7.(b)  Pro Forma Financial Statements

             PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
         (UNAUDITED) CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES
                                AND US RADIO, INC.

The following pro forma condensed consolidated statements of operations for the year ended December 31, 1995 and the three months ended March 31, 1996 give effect to the acquisition of US Radio, Inc., ("US Radio"). The unaudited pro forma statement of operations is based on the historical results of operations of US Radio and the Company, giving effect to the transaction under the purchase method of accounting as if the transaction had been consummated on January 1, 1995 and 1996 for the year ended December 31, 1995 and for the three months ended March 31, 1996, respectively. The unaudited pro forma balance sheet is based on historical financial positions of US Radio and the Company, giving effect to the transaction under the purchase method of accounting as if the transaction had been consummated on March 31, 1996. The assumptions and adjustments in the accompanying notes to the pro forma condensed consolidated statements of operations and balance sheet are based on a preliminary purchase price allocation.

These pro forma statements may not be indicative of the results that actually would have occurred if the acquisition had been consummated on the dates indicated or which may be obtained in the future.

              CLEAR CHANNEL COMMUNICATIONS, INC.  AND SUBSIDIARIES
                         CLEAR CHANNEL/US RADIO COMBINED
                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             STATEMENT OF OPERATIONS

                  (Dollars in thousands, except per share data)


                     Year ended December 31, 1995
- ----------------------------------------------------------------- ----------

                                            Increase
                                          (Decrease)
                    CCC      US Radio     Income Pro
          Historical(1) Historical(2) Forma Adj. (3)     Pro Forma
             ----------   -----------     ---------- -------------


Net broadcast
  revenue      $243,813     $  27,492            --       $271,305
Station operating
  expenses      131,258        15,556                      146,814
Depreciation and
  amortization    33,769        7,853        $3,259         44,881
Corporate general and
  administrative
  expenses        7,414         2,632        (2,632)         7,414
            -----------   ---------------------------  -----------

Station operating income       71,372          1,451         (627)
72,196

Interest expense 20,752         6,021          3,669        30,442

Equity in net income of,
  and other income from,
  nonconsolidated
  affiliates      2,927            --             --         2,927

Other income
  (expense)       (803)            51             --         (752)
           ------------  -----------------------------------------
Income (loss)
  before income
  taxes          52,744       (4,519)        (4,296)        43,929
Income tax (expense)
  /benefit     (20,730)           223          1,721      (18,786)
           ------------  ---------------------------- ------------
Net income
  (loss)      $  32,014   $   (4,296)  $     (2,575)      $25,143
               ========      ========    ===========      ========
Net income
  per common
  share    $        .91                             $         .72
               ========                                   ========

Weighted average
  common shares
  and common share
  equivalents
  outstanding    35,100                                    35,100
               ========                                   ========

                       Three months  ended March 31, 1996

- ------------------------------------------------------------------

                                            Increase
                                          (Decrease)
                    CCC      US Radio     Income Pro
          Historical(4) Historical(5) Forma Adj. (6)     Pro Forma
            -----------   -----------------------------------------


Net broadcast
 revenue     $  62,209    $    6,919                    $  69,128
Station operating
 expenses       38,230         4,567                       42,797
Depreciation and
 amortization    8,755         1,453            757        10,965
Corporate
 general
 and
 administrative
 expenses        1,674           641           (641)        1,674
           -----------   ---------------------------  -----------
Station operating
 income         13,550           258           (116)       13,692
Interest
expense          5,424         1,625            548         7,597
Equity in net
 income of, and
 other income from,
 nonconsolidated
 affiliates        875             --             --          875

Other income
(expense)          205             --             --          205
           ------------  -----------------------------------------
Income (loss)
 before
 income
 taxes           9,206        (1,367)          (664)        7,175
Income tax (expense)
 / benefit      (2,968)            --           444        (2,524)
           ------------  ---------------------------- ------------
Net income
 (loss)        $  6,238   $  (1,367)    $      (220) $      4,651
                =======      =======      =========        =======

Net income per
 common
 share     $        .18                              $         .13
               ========                                   ========
Weighted average
 common shares
 and common share
 equivalents
 outstanding     35,205                                    35,205
               ========                                   ========


                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED STATEMENTS OF OPERATIONS

Year ended December 31, 1995

(1) Historical Condensed Consolidated Statement of Operations for
Clear Channel Communications, Inc. and Subsidiaries.

(2) Historical Condensed Consolidated Statement of Operations for
US Radio, Inc. acquired on May 15, 1996.

(3) Represents the pro forma effect of the acquisition of US Radio, Inc., assuming it was acquired January 1, 1995.

                                               Increase
                                             (Decrease)
                                                 Income
                                         (in Thousands)
                                    -------------------
(a)  Increase in amortization of license &
     goodwill resulting from a write
     up of license & goodwill and a
     change in amortizable life from
     40 years (US Radio) to 25 years
     (CCC)                                     $(3,259)

(b)  Increase in interest expense due to a
     higher amount of average debt
     outstanding which was partially offset
     by a lower average interest rate (6.8%
     average rate for CCC for 1995)             (3,669)

(c)  Elimination of corporate general
     and administrative expenses resulting
     from the elimination of the US
     Radio, Inc. corporate office                2,632

(d)  Tax benefit of the US Radio, Inc. historical
     loss and the tax effect of the pro forma
     adjustments at the statutory tax rate for
     1995 (35%)                                  1,721

Three months ended March 31, 1996

(4) Historical Condensed Consolidated Statement of Operations for the three months ended March 31, 1996 for Clear Channel
Communications, Inc. and Subsidiaries.

(5) Historical Condensed Consolidated Statement of Operations for the three months ended March 31, 1996 for US Radio, Inc., acquired on May 15, 1996.

(6) Represents the pro forma effect of the acquisition of US Radio, Inc., assuming it was acquired January 1, 1996.

                                               Increase
                                             (Decrease)
                                                 Income
                                         (in Thousands)
                                    -------------------

(a)  Increase in amortization of
     license & goodwill resulting from
     a write up of license & goodwill
     and a change in amortizable life
     from 40 years (US Radio) to 25 years
     (CCC)                                       $(757)

(b)  Increase in interest expense due to a
     higher amount of average debt outstanding
     which was offset by a lower average interest
     rate (6.1% average rate for CCC for the
     three months ended March 31, 1996)           (548)

(c)  Elimination of corporate general
     and administrative expenses resulting
     from the elimination of the US
     Radio, Inc. corporate office                  641

(d)  Tax benefit of the US Radio, Inc. historical
     loss and the tax effect of the pro forma
     adjustments at the statutory tax rate for
     1996 (35%)                                    444

                             CLEAR CHANNEL COMMUNICATIONS, INC.
                              CLEAR CHANNEL /US RADIO COMBINED
                         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

                                        BALANCE SHEET

                        (Dollars in thousands, except per share
data)

                                       March 31, 1996

- ----------------------------------------------------------------- ---------

                                              US Radio      Clear Channel/
                  Historical  Historical      Pro Forma        US Radio
              Clear Channel(7) US Radio(8) Adjustments(9) Combined Pro Forma

- -----------------------------------------------------------------
ASSETS



Current assets:

 Cash and cash
  equivalents      $  12,006$        239                         $  12,245
  Accounts
    receivable,
    net               45,325       5,602                            50,927
  Film rights -
    current           11,340         --                             11,340
  Other
   current
   assets                 --       1,189                             1,189
                 ----------------------- --------------       ------------
Total Current
   Assets             68,671       7,030             --             75,701


Property, Plant &
  Equipment          165,211      13,676                           178,887
  Less
   accumulated
   depreciation     (62,224)     (2,693)                          (64,917)
                ----------------------------------------      ------------
                     102,987      10,983             --           113,970

Intangible assets:

  Leases               1,455                                        1,455
  Network affiliation
   agreements         23,423                                       23,423
  Licenses and
   goodwill          322,682      85,822        39,391            447,895
  Covenants
   not-to-compete     22,972                                       22,972
  Other intangible
   assets              4,522       4,636        (4,636)             4,522
                ----------------------------------------    -------------
                     375,054      90,458        34,755            500,267
  Less
   accumulated
   amortization     (56,862)     (8,700)         8,700           (56,862)
                -----------------------------------------   -------------
                     318,192      81,758        43,455            443,405
Other assets:


  Film rights -
   noncurrent,
   net of accumulated
   amortization       13,641                                       13,641
  Equity investments
   in, and
   advances to,
   nonconsolidated
   affiliates         81,711        ---                            81,711
  Other assets         8,382       1,263           433             10,078
  Other
   investments         1,395                                        1,395

- ------------------------------------------------------------    ---------
TOTAL ASSETS        $594,979    $101,034      $  43,888          $739,901
                     =======     =======       ========           =======

LIABILITIES

Current liabilities:

  Accounts
   payable       $     6,186  $      535                         $ 6,721
  Accrued
   interest            1,542         605          (605)            1,542
  Accrued
   expenses            5,022       1,756                           6,778
  Accrued income
   and other
   taxes               3,025         131                           3,156
  Current portion
   of long-term
   debt                3,405       3,888        (3,888)            3,405
  Current portion
   of film rights
   liability          11,868          --                          11,868
               --------------------------   -----------      ------------
Total Current
   Liabilities        31,048        6,915       (4,493)           33,470


Long-Term
  Debt               366,569       61,329        81,171          509,069
Film Rights Liability      15,090     --                          15,090
Deferred
   Income
   Taxes               5,553          --                           5,553


Minority
   Interest            6,447          --                           6,447

Shareholders'
   equity:


  Preferred Stock        ---         ---             --
  Common
   Stock,
   Class A             3,461          10           (10)            3,461
  Common Stock,
   Class B               ---           2            (2)               --
  Additional
   paid-in
   capital            91,489       39,666      (39,666)           91,489
  Retained
   earnings
   (accumulated
   deficit)           74,597     (6,888)         6,888            74,597
  Other                  896         ---                             896
  Cost of shares
   held in
   treasury            (171)         ---                            (171)
              ------------------------------------------   --------------
Total
   Shareholders'
   Equity            170,272      32,790       (32,790)           170,272
              -----------------------------------------    --------------
TOTAL LIABILITIES
   AND
   SHAREHOLDERS'
   EQUITY           $594,979    $101,034      $  43,888          $739,901
                    ========   =========        =======          ========

 See Accompanying Notes to Unaudited Pro Forma Financial Information

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                           CONSOLIDATED BALANCE SHEET

March 31, 1996

(7) Historical Condensed Consolidated Balance Sheet as of March 31, 1996 for Clear Channel Communications, Inc. and Subsidiaries.


(8) Historical Condensed Consolidated Balance Sheet as of March 31, 1996 for US Radio, Inc., acquired on May 15, 1996.

(9) On May 15, 1996, the Company purchased 100% of the outstanding shares of common stock of US Radio, Inc. for approximately $142.5 million cash and assumption of approximately $2,400,000 in current liabilities. The transaction has been accounted for as a purchase, and the accounts of US Radio, Inc. have been included in the accompanying financial statements as of March 31, 1996. The increases (decreases) in the values of the assets acquired and liabilities assumed (as if the acquisition had been consummated March 31, 1996) are as follows:

                                               Increase
                                             (Decrease)

Licenses & goodwill                             39,391
Other intangible assets                         (4,636)
Accumulated Amortization                        (8,700)
Deferred tax assets (other assets)                 433
Accrued interest payable                          (605)
Current portion of long-term debt               (3,888)
Long-term debt                                  81,171
Common stock, Class A                              (10)
Common stock, Class B                               (2)
Additional paid-in capital                     (39,666)
Retained earnings (accumulated deficit)          6,888

Item 7.(c)

See index to exhibits following "Signatures."

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 Clear Channel Communications, Inc.


Date   May 24, 1996        By         /s/ L. Lowry Mays
                                      L. Lowry Mays, President


Date   May 24, 1996        By         /s/ Herbert W. Hill, Jr.
                                      Herbert W. Hill, Jr.
                                      Vice President/Controller and

                                      Principal Financial Officer
                                      Clear Channel Communications, Inc.


                                    Form  8-K

Item 7.(c) Index to Exhibits

(a) 3.1  --  Articles of Incorporation, as amended, of Registrant
(m) 3.11 --  Articles of Amendment to the Articles of Incorporation
             of Clear Channel Communications, Inc.
(a) 4    --  Buy-Sell Agreement among Clear Channel Communications,
             Inc., L. Lowry Mays, B. J. McCombs, John M. Schaefer
             and John W. Barger  dated May 31, 1977.
(a)10.1 --   Incentive Stock Option Plan of Clear Channel
             Communications, Inc. as of January 1, 1984.
(b)10.2 --   Television Asset Purchase Agreement dated January 27,
             1992, by and between Chase Broadcasting of Memphis,
             Inc. and Clear Channel Television, Inc.
(b)10.3 --   Radio Asset Purchase Agreement dated January 31, 1992,
             by and between Noble Broadcasting of Connecticut, Inc.
             and Clear Channel Radio, Inc.
(b)10.4 --   Radio Asset Purchase Agreement dated April 19, 1992,
             by and between Edens Broadcasting, Inc. and Clear
             Channel Radio, Inc.
(k)10.33 --  Radio Asset Purchase Agreement dated January 31, 1993, by and between KHFI Venture, LTD. and Clear Channel
             Radio, Inc.
(l)10.34 --  Radio Asset Purchase Agreement dated December 28,
             1992, by and between Westinghouse Broadcasting
             Company, Inc. and Clear Channel Radio, Inc.
(c)10.5 --   Radio Asset Purchase Agreement dated December 23,
             1992, by and between Inter-Urban Broadcasting of New
             Orleans Partnership and Snowden Broadcasting, Inc.
(d)10.6 --   Television Asset Purchase Agreement dated August 19,
             1993, by and between Television Marketing Group of
             Memphis, Inc. and Clear Channel Television, Inc.
(e)10.7 --   Radio Asset Purchase Agreement April 1, 1993, by and
             Capital Broadcasting of Virginia, Inc. and Clear
             Channel Radio, Inc.
(f)10.8 --   Television Asset Purchase Agreement dated August 31,
             1993, by and between Nationwide Communications, Inc.
             and Clear Channel  Television, Inc.
(g)10.9 --   Radio Asset Merger Agreement dated March 22, 1994, by
             and between Metroplex Communications, Inc. and Clear
             Channel Radio, Inc.
(h)10.10 --  Radio Partnership Interest Purchase Agreement dated
             April 5, 1994, by and between Cook Inlet
             Communications, Inc. and WCC Associates and Clear
             Channel Radio, Inc.
(i)10.11 --  Television Asset Purchase Agreement September 12,1994,
             by and between Heritage Broadcasting Company of New
             York, Inc. and Clear Channel Television, Inc. and
             Clear Channel Television Licenses, Inc.
(j)10.12 --  Radio Asset Purchase Agreement dated November 17,1994, by and between Noble Broadcast of Houston, Inc. and Clear Channel Radio, Inc.
(k)10.13 --  Australian Radio Network Shareholders Agreement dated
             February, 1995, by and between APN Broadcasting
             Investments Pty Ltd, Australian Provincial Newspapers
             Holdings Limited, APN  Broadcasting Pty Ltd and Clear
             Channel Radio, Inc. and Clear Channel Communications,
             Inc.
(l)10.14 --  $600,000,000 Amended and Restated Credit Agreement
             Among Clear Channel Communications, Inc., Certain
             Lenders, and NationsBank of Texas, N.A., as
             Administrative Lender, dated October 19, 1995.
(m)10.15 --  Clear Channel Communications, Inc. 1994 Incentive
             Stock Option Plan.
(m)10.16 --  Clear Channel Communications, Inc. 1994 Nonqualified
             Stock Option Plan.
(m)10.17 --  Clear Channel Communications, Inc. Directors'
             Nonqualified Stock Option Plan.
(m)10.18 --  Option Agreement for Officer
(n)10.19 --  Employment Agreement between Clear Channel
             Communications, Inc. and L. Lowry Mays
   10.20 --  Stock Purchase Agreement, dated as of March 4, 1996, by and among US Radio Stations, L.P., Blackstone USR
             Capital Partners L.P., Blackstone USR Offshore Capital
             Partners L.P., Blackstone Family Investment
             Partnership II L.P., BCP Radio L.P., BCP Offshore
             Radio L.P.,, US Radio, Inc., Clear Channel
             Communications of Memphis, Inc., and Clear Channel
             Communications, Inc.

(a) --     Incorporated by reference to the exhibits of the
              Company's Registration Statement on Form S-1(Reg. No. 289161) dated April 19, 1984.
(b) --     Incorporated by reference to the Registrant's Form 8-K
              dated July 14, 1992.
(c) --     Incorporated by reference to the Registrant's Form 10-Q
              dated May 12, 1993.
(d) -- Incorporated by reference to the Registrant's Form 8-K dated September 2, 1993.
(e) -- Incorporated by reference to the Registrant's Form 10-Q dated November 1, 1993.
(f) -- Incorporated by reference to the Registrant's Form 8-K dated October 27, 1993.
(g) -- Incorporated by reference to the Registrant's Form 8-K dated October 26, 1994.
(h) -- Incorporated by reference to the Registrant's Form 10-Q dated November 14 1994.
(i) -- Incorporated by reference to the Registrant's Form 8-K dated December 14, 1994.
(j) -- Incorporated by reference to the Registrant's Form 8-K dated January 13, 1995.
(k) -- Incorporated by reference to the Registrant's Form 8-K dated May 26, 1995.
(l) -- Incorporated by reference to the Registrant's Form 10-Q dated November 14, 1995.
(m) -- Incorporated by reference to the Registrant's Form S-8 dated November 20, 1995.
(n) -- Incorporated by reference to the Registrant's Form 10-K dated March 29, 1996, as amended by form 10-K/A dated April 19, 1996.

Exhibit 10.20 -- Stock Purchase Agreement, dated as of March 4, 1996, by and among US Radio Stations, L.P., Blackstone USR Capital Partners L.P., Blackstone USR Offshore Capital Partners L.P., Blackstone Family Investment Partnership II L.P., BCP Radio L.P., BCP Offshore Radio L.P.,, US Radio, Inc., Clear Channel Communications of Memphis, Inc., and Clear Channel Communications, Inc.

                         STOCK PURCHASE AGREEMENT


                         dated as of March 4, 1996

                               by and among

                          US RADIO STATIONS, L.P.
                   BLACKSTONE USR CAPITAL PARTNERS L.P.
               BLACKSTONE USR OFFSHORE CAPITAL PARTNERS L.P.
             BLACKSTONE FAMILY INVESTMENT PARTNERSHIP II L.P.,
                              BCP RADIO L.P.
                          BCP OFFSHORE RADIO L.P.
                              US RADIO, INC.
               CLEAR CHANNEL COMMUNICATIONS OF MEMPHIS, INC.
                                    and
                    CLEAR CHANNEL COMMUNICATIONS, INC.

                            TABLE OF CONTENTS


        Page

RECITALS  . . . . . . . . . . . . . . . . . . . . . . . . . . .1

AGREEMENT.. . . . . . . . . . . . . . . . . . . . . . . . . . .1

SECTION

1.  Definitions . . . . . . . . . . . . . . . . . . . . . . . .1

1.01.   Defined Terms . . . . . . . . . . . . . . . . . . . . .1
1.02.   Certain Other Defined Terms . . . . . . . . . . . . . 10
1.03.   Knowledge Standard. . . . . . . . . . . . . . . . . . 11
1.04.   Materiality . . . . . . . . . . . . . . . . . . . . . 11
1.05.   Accounting Principles . . . . . . . . . . . . . . . . 11

SECTION 2.  Sale and Purchase of Shares . . . . . . . . . . . 11
2.01.   Sale of Shares. . . . . . . . . . . . . . . . . . . . 11
2.02.   Purchase Price and Payment for Shares . . . . . . . . 12
2.03.   Calculation of the Final Balance Sheet. . . . . . . . 14
2.04.   The Closing . . . . . . . . . . . . . . . . . . . . . 15

SECTION 3.  Representations and Warranties of the Company . . 16
3.01.   Binding Effect. . . . . . . . . . . . . . . . . . . . 16
3.02.   Existence and Power of the Company. . . . . . . . . . 16
3.03.   Qualification of the Company and its Subsidiaries . . 17
3.04.   Capital Stock of the Company. . . . . . . . . . . . . 17
3.05.   Subsidiaries. . . . . . . . . . . . . . . . . . . . . 17
3.06.   No Conflict . . . . . . . . . . . . . . . . . . . . . 18
3.07.   Financial Statements. . . . . . . . . . . . . . . . . 18
3.08.   Labor Matters . . . . . . . . . . . . . . . . . . . . 18
3.09.   Absence of Certain Changes or Events. . . . . . . . . 19
3.10.   Absence of Litigation . . . . . . . . . . . . . . . . 19
3.11.   Compliance with Laws. . . . . . . . . . . . . . . . . 19
3.12.   Consents, Approvals, Licenses, Etc. . . . . . . . . . 20
3.13.   Personal Property . . . . . . . . . . . . . . . . . . 20
3.14.   Real Property . . . . . . . . . . . . . . . . . . . . 21
3.15.   Employee Benefit Matters. . . . . . . . . . . . . . . 21
3.16.   Taxes . . . . . . . . . . . . . . . . . . . . . . . . 21
3.17.   Insurance . . . . . . . . . . . . . . . . . . . . . . 22
3.18.   Material Contracts. . . . . . . . . . . . . . . . . . 22
3.19.   Environmental Matters . . . . . . . . . . . . . . . . 24

SECTION 4.  Representations and Warranties of the Sellers . . 25
4.01.   Binding Effect. . . . . . . . . . . . . . . . . . . . 25
4.02.   Existence and Power of the Sellers. . . . . . . . . . 25
4.03.   Capital Stock of the Company. . . . . . . . . . . . . 25
4.04.   Absence of Litigation . . . . . . . . . . . . . . . . 25
4.05.   Consents, Approvals, Licenses, Etc. . . . . . . . . . 26
4.06.   Brokers . . . . . . . . . . . . . . . . . . . . . . . 26
4.07.   Representations and Warranties of the Company . . . . 26

SECTION 5.  Representations and Warranties of the Purchaser . 26
5.01.   Organization and Authority of the Purchaser . . . . . 26
5.02    No Conflict . . . . . . . . . . . . . . . . . . . . . 26
5.03.   Consents, Approvals, Licenses, Etc. . . . . . . . . . 27
5.04.   Absence of Litigation . . . . . . . . . . . . . . . . 27
5.05.   Investment Purpose. . . . . . . . . . . . . . . . . . 27
5.06.   Financing . . . . . . . . . . . . . . . . . . . . . . 27

SECTION 6.  Additional Agreements . . . . . . . . . . . . . . 28
6.01    Conduct of Business Prior to the Closing. . . . . . . 28
6.02.   Access to Information . . . . . . . . . . . . . . . . 30
6.03.   FCC and Other Regulatory Authorizations, Consents . . 31
6.04.   Investigation . . . . . . . . . . . . . . . . . . . . 32
6.05.   Company Employees . . . . . . . . . . . . . . . . . . 32
6.06.   Press Release . . . . . . . . . . . . . . . . . . . . 33
6.07.   Further Action. . . . . . . . . . . . . . . . . . . . 33
6.08.   Indemnification . . . . . . . . . . . . . . . . . . . 33

SECTION 7.  Conditions Precedent to the Obligation of Purchaser to

   Purchase Shares from Sellers . . . . . . . . . . . . . . . 33
7.01.   Representations and Warranties; Covenants and Agreements33
7.02.   FCC Consent . . . . . . . . . . . . . . . . . . . . . 34
7.03.   Third Party Consents. . . . . . . . . . . . . . . . . 34
7.04.   Hart-Scott-Rodino . . . . . . . . . . . . . . . . . . 34
7.05.   Opinions of Counsel to the Sellers and the Company. . 34
7.06.   Resignation of the Directors of the Company . . . . . 34
7.07.   Payment of Transaction-Related Expenses . . . . . . . 34
7.08.   Delivery of Closing Balance Sheet . . . . . . . . . . 34
7.09.   Receipt of Certified Copies of the Articles of
        Incorporation . . . . . . . . . . . . . . . . . . . . 34
7.10.   Receipt of Good Standing Certificates . . . . . . . . 34
7.11.   Receipt of Sales Tax Certificates . . . . . . . . . . 35
7.12.   Receipt of Estoppel Certificates for Leases . . . . . 35
7.13.   Receipt of Title Insurance for Owned Land . . . . . . 35
7.14.   Receipt of UCC-1s . . . . . . . . . . . . . . . . . . 35
7.15.   Delivery of Shares. . . . . . . . . . . . . . . . . . 35
7.16.   Delivery of Releases. . . . . . . . . . . . . . . . . 35

SECTION 8.  Conditions Precedent to the Obligations of the
            Sellers. . . . . . . . . . . . . . . . . . . . . 35
8.01.   Representations and Warranties; Covenants and Agreements36
8.02.   FCC Consent . . . . . . . . . . . . . . . . . . . . . 36
8.03.   Third Party Consents. . . . . . . . . . . . . . . . . 36
8.04.   Hart-Scott-Rodino . . . . . . . . . . . . . . . . . . 36
8.05.   Receipt of Resolutions. . . . . . . . . . . . . . . . 36

SECTION 9.  Termination, Amendment and Waiver . . . . . . . . 36
9.01.   Termination . . . . . . . . . . . . . . . . . . . . . 36
9.02.   Effect of Termination . . . . . . . . . . . . . . . . 37
9.03.   Waiver. . . . . . . . . . . . . . . . . . . . . . . . 37
9.04.   Amendments. . . . . . . . . . . . . . . . . . . . . . 37

SECTION 10. General Provisions. . . . . . . . . . . . . . . . 38
10.01.  Expenses. . . . . . . . . . . . . . . . . . . . . . . 38
10.02.  Survival of Representations and Warranties. . . . . . 38
10.03.  Severability. . . . . . . . . . . . . . . . . . . . . 38
10.04.  Remedies. . . . . . . . . . . . . . . . . . . . . . . 38
10.05.  Counterparts. . . . . . . . . . . . . . . . . . . . . 38
10.06.  Descriptive Headings. . . . . . . . . . . . . . . . . 39
10.07.  Governing Law . . . . . . . . . . . . . . . . . . . . 39
10.08.  Notices . . . . . . . . . . . . . . . . . . . . . . . 39
10.09.  Entire Agreement. . . . . . . . . . . . . . . . . . . 40

TABLE OF EXHIBITS AND SCHEDULES


EXHIBIT A              Opinion of Counsel to the Sellers
SCHEDULE 1.01          Indebtedness Schedule
SCHEDULE 3.05(a)       Ownership Schedule
SCHEDULE 3.05(b)       Subsidiary Schedule
SCHEDULE 3.06          Conflicts Schedule
SCHEDULE 3.07          Financial Statements Schedule
SCHEDULE 3.08          Labor Matters Schedule
SCHEDULE 3.09          Changes Schedule
SCHEDULE 3.10          Company's Litigation Schedule
SCHEDULE 3.11          License Schedule
SCHEDULE 3.12          Company's Consent Schedule
SCHEDULE 3.13          Personal Property Schedule
SCHEDULE 3.14          Real Property Schedule
SCHEDULE 3.15          Employee Benefit Schedule
SCHEDULE 3.16          Tax Schedule
SCHEDULE 3.17          Insurance Schedule
SCHEDULE 3.18          Contract Schedule
SCHEDULE 3.19          Environmental Schedule
SCHEDULE 4.03          Encumbrance Schedule
SCHEDULE 4.04          Sellers' Litigation Schedule
SCHEDULE 4.05          Sellers' Consent Schedule
SCHEDULE 6.01(a)       Business Exemption Schedule
SCHEDULE 6.01(d)       Renewal Schedule

                      STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (the "Agreement") is entered into as of March 4, 1996 by and among US RADIO STATIONS, L.P., a Delaware limited partnership, BLACKSTONE USR CAPITAL PARTNERS L.P., a Delaware limited partnership, BLACKSTONE USR OFFSHORE CAPITAL PARTNERS L.P., a Cayman Islands exempted limited partnership, BLACKSTONE FAMILY INVESTMENT PARTNERSHIP II L.P., a Delaware limited partnership, BCP RADIO L.P., a Delaware limited partnership, and BCP OFFSHORE RADIO L.P., a Cayman Islands exempted limited partnership (each a "Seller" and collectively, the "Sellers"), US RADIO, INC., a Delaware corporation (the "Company"), CLEAR CHANNEL COMMUNICATIONS OF MEMPHIS, INC., a Texas corporation (the "Purchaser") and CLEAR CHANNEL COMMUNICATIONS, INC., a Delaware corporation (the "Guarantor").

                                    RECITALS:

        A. Sellers own all the issued and outstanding shares of Common Stock, par value $.01 per share issued as of the Closing
Date (the "Shares") of the Company.

        B. Sellers wish to sell to the Purchaser and the Purchaser wishes to purchase from the Sellers, the Shares, upon the terms and subject to the conditions set forth herein.


                                   AGREEMENT:

             NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

         SECTION 1.  Definitions.

             1.01. Defined Terms. For the purposes of this Agreement, the following terms have the meanings set forth below:

             "Action" means any claim, action, suit, arbitration, or proceeding by or before any Governmental Authority or arbitrator.

             "Affiliate" of any particular Person means any other Person controlling, controlled by, or under common control with, such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

             "Affiliated Group" means any affiliated group as defined in IRC Section 1504 that has filed a consolidated return for federal income tax purposes (or any similar group under state, local or foreign law) for a period during which the Company or any of its Subsidiaries was a member.

           "Approved Acquisition" means any acquisition or proposed acquisition or local marketing agreement by the Company or its Subsidiaries for which Purchaser Approval has been given, and shall also include (i) the acquisition (and the local marketing agreement) of WNND(FM), Fuquay-Varina, North Carolina, pursuant to the Asset Purchase Agreement by and between Ceder Raleigh Limited Partnership and US Radio of Raleigh/Durham-2, Inc., dated February 23, 1996, and (ii) the acquisition of KJOJ(AM), Conroe, Texas, pursuant to the Purchase Option Agreement dated August 30, 1991, between Family Group Enterprises, Inc. and US Radio, L.P., assigned to US Radio of Houston, Inc., on September 23 1994.

           "Approved Acquisition Price" means the sum of the purchase price paid, and all other costs and expenses in fact paid, (including but not limited to, deposits and down payments, closing costs, capital expenditures, local marketing agreement fees, reasonable legal fees, due diligence costs and negotiation costs) by the Company or its Subsidiaries in connection with any Approved Acquisitions, accreting at a rate of 10 percent per annum from the date of such expenditures until the Closing Date, minus the net amount (whether positive or negative) of any Operating Cash Flow in connection with such Approved Acquisitions from the effective date of the local marketing agreement or the closing date of the acquisition, as the case may be, through the Closing Date.

           "Barter Agreements" means all contracts for the sale of time on the Stations other than for cash.

           "Barter Balance" on a given date means the difference between the aggregate value of time owed pursuant to the Barter Agreements (based on the prevailing rates for cash sales) and the aggregate value of goods and services to be received (after such date) pursuant to the Barter Agreements.

           "Books and Records" means all books of account and other financial records pertaining to the Company and its Subsidiaries that relate to the Business.

           "Business" means all business operations and activities conducted by the Company and its Subsidiaries.

           "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

           "Cash" means the amount which would, in conformity with GAAP, be included under "cash" on a consolidated balance sheet of the Company and its Subsidiaries at the opening of business on the Closing Date (including cash equivalents and marketable securities).

           "Class A Common Stock" means the Class A Common Stock, par value $.01 per share, of the Company.

            "Class B Common Stock" means the Class B Common Stock, par value $.01 per share, of the Company.

           "Closing Balance Sheet" means the preliminary, consolidated and unaudited balance sheet for the Business, as of the Closing Date, prepared in good faith and consistent with past practice, by the chief financial officer of the Company and delivered to the Purchaser no later than four (4) Business Days before the Closing Date. Actions taken by the Purchaser after the Closing Date shall not be accrued on the Closing Balance Sheet, regardless of whether the Sellers or the Company have knowledge of the Purchaser's intention to take such actions.

           "Common Stock" means the Class A Common Stock and the
Class B Common Stock, collectively.

           "Confidentiality Agreement" means the Confidentiality
Agreement between the Purchaser and Alex. Brown on behalf of the Company dated as of September 20, 1995.

           "Convertible Securities" means

                 (i) any warrants, options or other rights to subscribe for or to acquire, directly or indirectly, Common Stock; and

                 (ii) any stock or other securities convertible into or exchangeable or exercisable for, directly or indirectly, Common Stock.

           "Credit Agreement" means that Credit Agreement dated as of September 23, 1994, by and between the Company, US Radio
Holdings, several banks and other financial institutions and Chemical Bank, as amended.

           "Current Assets" means Cash, trade accounts receivable net of allowances for bad debt, and prepaid expenses other than prepaid expenses attributable to the Interest Rate Cap other than prepaid expenses associated with Approved Acquisitions. Current Assets does not include any portion of the Benchmark Note.

           "Current Liabilities" means trade accounts payable (excluding Transaction- Related Expenses and post-closing costs incurred in connection with the transactions contemplated by this Agreement), accrued compensation expense, accrued national representation commissions, other accrued liabilities (except for accrued interest and accounts that are assumed by Sellers pursuant to Section 7.07 or 6.01(b)(3) herein) and taxes payable, but excluding expenses accrued in connection with an Approved Acquisitions.

           "Encumbrance" means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, or other encumbrance of any kind.

           "Environmental Laws" means any federal, state, or local law, license, permit or regulation relating to environmental matters, including those pertaining to land use, air, soil, surface water, ground water (including the protection, cleanup, removal, remediation or damage thereof), or any other environmental matter, together with any other laws (federal, state or local) relating to emissions, discharges or releases of any pollutant or contaminant into ambient air, land, surface water, groundwater, personal property or structures, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, discharge or handling of any contaminant, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C.
Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 1251 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), as such laws have been amended, modified or supplemented before the date of this Agreement.

           "ERISA Affiliate" means any Person that is (or at any relevant time was) a member of a "controlled group of corporations" with or under "common control" with the Company or the Partnerships as defined in Section 414(b) or (c) of the Code.

           "FCC Application" means the application or applications filed with the FCC requesting consent to the transfer of control of the Station Licenses granted by the FCC to the Company and its Subsidiaries as contemplated by this Agreement.

           "FCC Consent" means action by the FCC granting its consent to the FCC Application.

           "Final Balance Sheet" means a consolidated balance sheet for the Business, as of the Closing Date, prepared in accordance with Section 2.04 hereof. Actions taken by the Purchaser after the Closing Date shall not be accrued on the Final Balance Sheet, regardless of whether the Sellers or the Company have knowledge of the Purchaser's intention to take such actions.

           "Final Order" means a written action or order issued by the FCC

                 (i)   which has not been reversed, stayed,
enjoined, set aside, annulled or suspended, and

                 (ii) with respect to which (x) no requests have been filed for administrative or judicial review, reconsideration, appeal or stay, and the time for filing such requests and for the FCC to set aside the action on its own motion has expired, or (y) in the event of review, reconsideration or appeal, the time for further review, reconsideration or appeal has expired.

           "GAAP" means United States generally accepted accounting principles as of the date hereof consistently applied throughout the specified period and in the immediately prior comparable period.

            "Government Authority" means any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal, or judicial or arbitral body, whether federal, state or local.

           "Governmental Order" means any order, judgement, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

           "Hazardous Materials" means those substances which are regulated by or form the basis of liability under any Environmental Laws, including, without limitation, polychlorinated biphenyls
("PCBs") and asbestos.

           "Historical Financial Statements" means, collectively, the Financial Statements of the Company and its Subsidiaries or the Partnerships and their Subsidiaries.

           "HSR Act" means the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended, and the rules and regulations thereunder.

           "Indebtedness" means the all of the Company's indebtedness and obligations for borrowed money, including interest thereon and prepayment penalties incurred as a result of prepaying such indebtedness on the Closing Date, if any, but excluding breakage fees on LIBOR-based contracts of 31 days or less, including but not limited to that evidenced by the instruments and agreements set forth on Schedule 1.01 (the "Indebtedness
Schedule").

           "Intellectual Property Rights" means all

                 (i)   patents, patent applications, patent
disclosures and inventions;

                 (ii)  trademarks, service marks, trade dress,
trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith;

                 (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof;
                 (iv)  computer software, data, data bases and
documentation thereof;

                 (v)   trade secrets and other confidential
information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information);

                 (vi)  other intellectual property rights; and

                 (vii) copies and tangible embodiments thereof (in whatever form or medium).

           "Interest Rate Cap" means the protection purchased by the Company and its Subsidiaries from Chemical Bank, providing for a payment to the Company based on a $35 million notational amount when the three-month LIBOR rate exceeds 6.5%.

           "IRC" or "Code" means the Internal Revenue Code of 1986, as amended, and any reference to any particular IRC or Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

           "LIBOR" means the rate at which Chemical Bank is offering United States dollar deposits in the London interbank market, as announced from time to time, for delivery in immediately available funds.

           "Leased Real Property" means the real property used in the Business leased by the Company and its Subsidiaries, as tenant, together with, to the extent leased by the Company and its Subsidiaries, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or any Subsidiary attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

           "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company, any Subsidiary or any Affiliate, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company or its Subsidiaries under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

           "Material Adverse Effect" means an effect which is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, or of any Station, individually.

           "Material Agreements" means those contracts, agreements and leases to which the Company or its Subsidiaries is a party which are listed on the Contracts Schedule and are identified thereon as material.

           "Operating Cash Flow" means, with respect to an Approved Acquisition, station operating income before depreciation and amortization, as reflected on the Company's income statements consistent with past practice of the Company, excluding local marketing agreement fees and any other items that have already been included in the calculation of Approved Acquisition Price.

           "Outstanding Indebtedness" means the aggregate principal amount of, and accrued interest on the Company's Indebtedness on the Closing Date.

           "Owned Real Property" means the real property used in the Business owned by the Company or its Subsidiaries, together with all buildings and other structures, facilities or improvements located thereon, all fixtures, systems, equipment and items of personal property relating primarily to the Business owned by the Company or any Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

           "Partnerships" means US Radio, L.P., a Delaware limited partnership, and Ragan Henry Communications Group, L.P., a Delaware limited partnership.

           "Permitted Encumbrances" means:

                 (i) tax liens with respect to taxes not yet due and payable or which are being diligently contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with generally accepted accounting principles, consistently applied;

                 (ii)  interests or title of a lessor as lessor
under any lease disclosed to the Purchaser in writing, or interests
of the seller of tangible   personal property under an installment
sale agreement disclosed to the Purchaser in writing;

                 (iii) mechanics', materialmen's or contractors' liens or Encumbrances or any similar lien or restriction, none of which is past due and none of which materially and adversely affects the value or use of the property to which it attaches;

                 (iv) easements, rights-of-way, restrictions and other similar charges and Encumbrances on real property not materially interfering with the conduct of the business of the Company or any of its Subsidiaries or materially detracting from the value or use and enjoyment of such real property; and

                 (v) other liens in existence on the date hereof which are described in the Schedules to this Agreement.

           "Person" means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity or department, agency or political subdivision thereof.

            "Purchaser Approval" means the written approval of the Purchaser for a specified acquisition, local marketing agreement or
other transaction by the Company or its Subsidiaries.   If the
Company provides the Purchaser with notice of (i) the property to be acquired, (ii) the proposed purchase price and all other consideration to be given in connection with such acquisition,
(iii) an estimate of any anticipated capital expenditures to be made by the Company or its Subsidiaries in connection with such acquisition, and (iv) the definitive purchase agreement proposed to be entered into, the Purchaser shall have five Business Days to provide written notice to the Company of its approval or disapproval of such acquisition. Purchaser Approval may be denied by the Purchaser for any reason.

           "Securities Act" means the Securities Act of 1933, as amended, or any similar federal law then in force.

           "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

           "Stations" means radio stations WKKV-FM, Racine, Wisconsin; WOWI-FM, Norfolk, Virginia; WJCD-FM, Norfolk, Virginia; WSVY(AM), Portsmouth, Virginia; WSVY-FM, Norfolk, Virginia; WHRK-FM, Memphis, Tennessee; WDIA(AM), Memphis, Tennessee; WQOK-FM, South Boston, Virginia; KHEY(AM), El Paso, Texas; KHEY-FM, El Paso, Texas; KPRR-FM, El Paso, Texas; KDDK-FM, Jacksonville, Arkansas; KMJX- FM, Conway, Arkansas; WRFY-FM, Reading, Pennsylvania; WRAW(AM), Reading, Pennsylvania; KJOJ-FM Freeport, Texas; KJOJ(AM), Conroe, Texas; and any radio stations acquired or operated pursuant to Approved Acquisitions.

           "Subsidiary" of any Person means any other Person of which

                 (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof; or

                 (ii)  if a partnership, association or other
business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such partnership, association or other business entity. Unless the context indicates otherwise, any reference to a "Subsidiary" shall mean a Subsidiary of the Company.

           "Tax" or "Taxes" means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

           "Tax Return" means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

           "US Radio Holdings" means US Radio Holdings, Inc., a
Delaware corporation and a direct, wholly-owned Subsidiary of the Company.

           "Wholly-Owned Subsidiary" means, with respect to any Person, a Subsidiary of which all of the outstanding capital stock or other ownership interests are owned by such Person or another Wholly-Owned Subsidiary of such Person.
           "Working Capital" means the excess of the Company's Current Assets over its Current Liabilities.

           1.02. Certain Other Defined Terms. The following terms have the meanings specified in the sections set forth below:

           Term                               Section

       Agreement                               Preamble
       Alex. Brown                             3.20
       Benchmark Note                          2.02
       Business Exemption Schedule             6.01
       Changes Schedule                        3.09
       Closing                                 2.04
       Closing Date                            2.04
       Closing Purchase Price                  2.02
       Company                                 Preamble
       Conflicts Schedule                      3.06
       Company's Consent Schedule              3.12
       Contract Schedule                       3.18
       Employee Benefit Schedule               3.15
       Encumbrance Schedule                    4.03
       Environmental Schedule                  3.19
       ERISA                                   3.15
       Final Purchase Price                    2.03
       Financial Statements                    3.07
       Financial Statements Schedule           3.07
       Guarantor                               Preamble
       Indebtedness Schedule                   1.01
       Independent Accounting Firm             2.03
       Labor Matters Schedule                  3.08
       License Schedule                        3.11
       Company's Litigation Schedule           3.10
       Ownership Schedule                      3.05
       Personal Property Schedule              3.13
       Preliminary Price                       2.02
       Purchaser                               Preamble
       Purchaser's Accountants                 2.03
       Real Property Schedule                  3.14
       Renewal Schedule                        6.01
       Seller                                  Preamble
       Sellers                                 Preamble
       Sellers' Accountants                    2.03
       Sellers' Consent Schedule               4.05
       Sellers' Litigation Schedule            4.04
       Shares                                  Preamble
       Station Licenses                        3.11
       Subsidiary Schedule                     3.05
       Subsidiary Shares                       3.05
       Tax Schedule                            3.16
       Transaction-Related Expenses            7.07
       Transfer Application                    6.04
           1.03. Knowledge Standard. When used herein, the phrase "to the knowledge of" any Person, "to the best knowledge of" any Person or any similar phrase shall mean, with respect to any corporation, the actual knowledge of the officers and directors of such corporation and any of its Subsidiaries and the general managers of the Stations, and the knowledge of such facts that such persons should have in the exercise of their duties after reasonable inquiry.

           1.04. Materiality. Unless a specific provision otherwise provides, the use herein of the phrase "material," "materially" or any similar phrase with respect to any item or situation shall be deemed to mean material with respect to the Company and its Subsidiaries or any Station individually (notwithstanding the use of the phrase "the Company or its Subsidiaries" in any given case).

           1.05. Accounting Principles. When a term is used in this Agreement that has a meaning ascribed to it by GAAP, it shall have the same meaning in this Agreement unless otherwise provided.


      SECTION 2.  Sale and Purchase of Shares.

           2.01. Sale of Shares. Upon the terms and subject to the conditions set forth in this Agreement, the Sellers agree to sell to the Purchaser, and the Purchaser agrees to purchase from the Sellers, the Shares.

           2.02. Purchase Price and Payment for Shares.

           (a) The purchase price to be paid by the Purchaser to the Sellers for the Shares (the "Final Purchase Price") shall be an aggregate amount equal to $140,000,000 (the "Preliminary Price") as adjusted pursuant to this Section 2.02.

           (b) Because the Final Purchase Price can not be calculated on the date of the Closing, on the Closing Date the Purchaser shall pay to the Sellers the Closing Purchase Price, which shall be calculated by adjusting the Preliminary Price based on the Closing Balance Sheet as follows (the "Closing Purchase Price"):

                 (i) The Preliminary Price shall be increased (or reduced) to the extent that the amount of Working Capital on the Closing Balance Sheet exceeds (or is less than) the amount of Working Capital as reflected on the Company's audited December 31, 1995 balance sheet.

                 (ii) The Preliminary Price shall be reduced to the extent of Outstanding Indebtedness on the Closing Balance Sheet.
                 (iii) The Preliminary Price shall be increased by the aggregate amount of principal plus accrued but unpaid interest and other amounts due to the Company under the terms of the Promissory Note dated as of October 20, 1993, as between the Company and Benchmark Radio Acquisition Fund V Limited Partnership (the "Benchmark Note"), to the extent still outstanding on the Closing Date. To satisfy this element of the Purchase Price adjustment, at the option of a majority in interest of the Sellers, the Purchaser shall either: (i) assign (without recourse) the Benchmark Note to Sellers; or (ii) use its best efforts to collect amounts due under the Benchmark Note and remit such amounts to the Sellers within three Business Days of collection. The specific terms and conditions of such collection obligation shall be set forth in a writing to be agreed to by the parties at the Closing.

                 (iv) The Preliminary Price shall be reduced by the amount by which the Company's Barter Balance on the Closing
Date, excluding Barter Balances relating to Approved Acquisitions, is less than negative $50,000.

                (v) In the event that by the Closing Date the Company (directly or through its Subsidiaries) has entered into one or more Approved Acquisitions, then the Preliminary Price shall be increased by the aggregate amount of the Approved Acquisition Price; however, if all or a portion of the funds necessary to transact such Approved Acquisitions have been loaned to the
Company's     shareholders by the Purchaser, at a rate agreed to by
such parties, then forgiveness by the Purchaser of such loans and accrued interest thereon shall constitute satisfaction of this
Section 2.02(b)(v) to the extent of the amount of principal and interest forgiven.

           (c) At Closing, the Purchaser shall pay to each Seller a sum equal to the product of (i) the Closing Purchase Price divided by the total number of Shares outstanding on the Closing Date, multiplied by (ii) the number of Shares of the Company owned by that Seller. In no case shall the sum of such payments exceed the Closing Purchase Price.

           (d) The Final Purchase Price shall be calculated by adjusting the Closing Purchase Price based on the Final Balance
Sheet (as defined in Section 2.03 below) as follows:

                 (i)   The Closing Purchase Price shall be
increased (or reduced) to the extent that the amount of Working
Capital on the Final Balance Sheet exceeds (or is less than) the amount of Working Capital on the Closing Balance Sheet.

                 (ii)  The Closing Purchase Price shall be
increased (or reduced) to the extent that the amount of Outstanding Indebtedness on the Final Balance Sheet is less than (or exceeds) the amount of Outstanding Indebtedness on the Closing Balance
Sheet.

           (e)   Upon delivery of the Final Balance Sheet:

                 (i) If the Final Purchase Price is less than the Closing Purchase Price, each Seller, or the Sellers jointly and
severally, shall pay   to the Purchaser, in immediately available
funds, an amount equal to each Seller's share of such deficit pro rata to the amount received by each Seller pursuant to 2.02(c), in the manner provided in Section 2.04(c)(i); or

                 (ii) If the Final Purchase Price exceeds the Closing Purchase Price, the Purchaser shall pay to each Seller, in immediately available funds, an amount equal to the product of (i) such excess divided by the total number of Shares outstanding on the Closing Date, multiplied by (ii) the number of Shares of the Company owned by that Seller, in the manner provided in Section 2.04(c)(i).

            (f) Any payment required to be made by the Purchaser or the Sellers pursuant to Section 2.02(e) shall bear interest from the Closing Date through the date of payment on the basis of the average of the daily rate of interest publicly announced from time to time by Chemical Bank, as its base rate.

           2.03. Calculation of the Final Balance Sheet.

           (a) As soon as practicable (but in no event later than 60 calendar days following the Closing Date), the Purchaser shall prepare and deliver the Final Balance Sheet to the Sellers. The Final Balance Sheet shall be accompanied by the report thereon (which may be audited at Purchaser's option and sole expense) of Ernst & Young LLP, independent accountants of the Purchaser (the "Purchaser's Accountants"), stating that the Final Balance Sheet fairly presents the consolidated financial position of the Business as of the Closing Date in accordance with GAAP applied on a basis consistent with the preparation of the Historical Financial Statements. During the preparation of the Final Balance Sheet by the Purchaser and the period of any dispute provided for in Section 2.03(b), the Sellers shall cooperate fully with the Purchaser's Accountants, in each case to the extent required by the Purchaser and the Purchaser's Accountants in order to prepare the Final Balance Sheet and to investigate the basis for any such dispute. The Sellers and their representatives shall be given reasonable access to the books, records, facilities and employees of the Purchaser, including all supporting documents and auditor's work papers used in the preparation of the Final Balance Sheet, as necessary for it to review and confirm or dispute the Final Balance Sheet.

           (b) If not disputed by the Sellers in accordance with this Section 2.03, the Final Balance Sheet delivered by the Purchaser to the Sellers shall be final, binding and conclusive on the parties hereto. By action of the holders of a majority of the Common Stock, Sellers may dispute any amounts reflected on the Final Balance Sheet but only on the basis that the amounts reflected on the Final Balance Sheet were not recorded in accordance with GAAP applied on a basis consistent with the preparation of the Historical Financial Statements. The Sellers shall notify the Purchaser and the Purchaser's Accountants in writing of each disputed item, specifying the amount of each item in dispute and setting forth, in detail, the basis for each item in dispute, within thirty (30) Business Days of the Sellers' receipt of the Final Balance Sheet. If the Sellers have not notified the Purchaser of any dispute within thirty (30) Business Days of delivery of the Final Balance Sheet, then the Final Balance Sheet shall be deemed to be final and conclusive on the parties hereto, and any amount that is payable under Section 2.02(e) shall be paid by the Purchaser or the Sellers, as the case may be, in immediately available funds, within five (5) Business Days.

           (c) In the event of such a dispute, the Purchaser and the Sellers shall negotiate in good faith to reconcile their differences. If such dispute has not been resolved within twenty
(20) Business Days after the notice referred to in the preceding sentence has been given, Ernst & Young LLP (the "Sellers' Accountants") and the Purchaser's Accountants shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If the Sellers' Accountants and the Purchaser's Accountants are unable to reach a resolution, the Sellers' Accountants and the Purchaser's Accountants shall submit the items remaining in dispute that the Sellers shall be entitled to dispute by the terms of this Section 2.03(b) for resolution to KPMG Peat Marwick LLP or such independent accounting firm as may be mutually acceptable to the Purchaser and the Sellers (the "Independent Accounting Firm"), which shall, as promptly as practicable but in no event later than within forty-five (45) Business Days of such submission, determine and report to the Purchaser and the Sellers upon such remaining disputed items, and such report shall have the legal effect of an arbitral award and shall be final, binding and conclusive on the Purchaser and the Sellers. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Purchaser and the Sellers in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm, which is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm), bears to the total amount of such remaining disputed items so submitted. Any amount that is payable under Section 2.02(e), including, without limitation, any portion thereof that is subject to dispute under this Section 2.03(b), shall be paid by the Purchaser or the Sellers, as the case may be, in immediately available funds, within five (5) Business Days following the resolution of such dispute and in an amount in accordance with such resolution.

           (d) In acting under paragraph 2.03(c) of this Agreement, the Sellers' Accountants, the Purchaser's Accountants and the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

           2.04. The Closing.

           (a) Subject to the terms and conditions of this Agreement, the sale and Purchase of the Shares contemplated hereby shall take place at a closing (the "Closing") to be held at 10:00 a.m., local time, on the date five (5) days after the FCC Consent has become a Final Order or seven (7) Business Days after the Purchaser has advised the Sellers of its intent to close upon an initial FCC Consent but in no event prior to April 30, 1996 (the "Closing Date"), at the offices of Latham & Watkins, 885 Third Avenue, New York, New York, or at such other time or on such other date or at such other location as the Sellers and the Purchaser may mutually agree upon in writing.

           (b) At the Closing, the Sellers shall deliver or cause to be delivered to the Purchaser:

                 (i) stock certificates evidencing all the Shares duly endorsed in blank or accompanied by stock powers (or equivalent documents) duly executed in blank or other appropriate evidence of ownership and transfer as may be applicable to the Company and reasonably acceptable to the Purchaser; and

                 (ii) the certificate and other documents required to be delivered pursuant to Section 7.

           (c)   At the Closing, the Purchaser shall deliver to the
Sellers:

                  (i) the Closing Purchase Price, as calculated pursuant to Sections 2.02 and 2.03, by wire transfer of immediately available funds, to an account or accounts designated at least three (3) Business Days prior to the Closing Date by the Sellers in a written notice to the Purchaser; and

                 (ii) the opinions and other documents required to be delivered pursuant to Section 8.

      SECTION 3. Representations and Warranties of the Company.

           The representations and warranties set forth in this
Section 3 shall not apply to Approved Acquisitions, except as specifically provided in any particular representation and warranty. Except as set forth in the Schedules hereto, the Company represents and warrants to the Purchaser as follows:
           3.01. Binding Effect. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

           3.02. Existence and Power of the Company. The Company and each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and used in the Business and to carry on the Business in all material respects as currently conducted by such Company or Subsidiary, except for such failures which, when taken together with all such failures, would not have a Material Adverse Effect. The Company has all requisite corporate power and authority to execute and deliver this agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby to be consummated by it, including the consummation of any Approved Acquisition.

           3.03. Qualification of the Company and its Subsidiaries.

The Company and each Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased and used in the Business or the nature of its activities relating primarily to the Business makes such qualification necessary, except for such failures which, when taken together with all other such failures, would not have a Material Adverse Effect. By the closing of any Approved Acquisition, any subsidiary the Company formed for that Approved Acquisition shall be duly qualified as a foreign corporation to do business, and be in good standing, in each jurisdiction where the character of its properties owned, operated or leased and used in connection with the business of such Approved Acquisition or the nature of its activities relating primarily to that business makes such qualification necessary, except for such failures which, when taken together with all other such failures, would not have a Material Adverse Effect. True and complete copies of the certificate of incorporation and bylaws (or equivalent organizational documents) of the Company and each Subsidiary, each of the foregoing as amended to the date of this Agreement, have been made available by the Sellers for review by the Purchaser.

           3.04. Capital Stock of the Company. The Shares constitute all the issued and outstanding shares of capital stock of the Company. The Shares have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. There are no Convertible Securities or other rights, agreements, arrangements or commitments relating to the capital stock of the Company obligating the Company to issue or sell any shares of capital stock interests.

           3.05. Subsidiaries.

           (a) Except as set forth on Schedule 3.05(a) hereto, and except for such subsidiaries as may be created in connection with Approved Acquisitions, (the "Ownership Schedule"), and other than the Company's Subsidiaries, as of the Closing, there will be no other corporations, partnerships, joint ventures, associations, Persons or other entities in which the Company or its Subsidiaries owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. Except as set forth on the Ownership Schedule, as of the Closing, neither Company nor its Subsidiaries is a member of (nor is any part of the Business conducted through) any partnership, nor is the Company or its Subsidiaries participants in any joint venture or similar arrangement.

           (b) Schedule 3.05(b) hereto sets forth the name of each Subsidiary of the Company, the jurisdiction of incorporation of each Subsidiary, its authorized capital stock, the number and type of its issued and outstanding shares of capital stock, and the current ownership by the Company and its respective Subsidiaries of such shares (collectively, the "Subsidiary Shares"). The Company shall update Schedule 3.05(b) to include any Subsidiaries formed by the Company to consummate an Approved Acquisition, whereupon such Subsidiaries will be subject to the representations and warranties of this Section 3.05(b). Except as set forth on Schedule 3.05(b) hereto (the "Subsidiary Schedule"), the Subsidiary Shares constitute all the issued and outstanding shares of capital stock of the respective Subsidiaries. The Subsidiary Shares have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. Except as set forth on the Subsidiary Schedule, there are no Convertible Shares or other rights, agreements, arrangements or commitments relating to the capital stock of any Subsidiary obligating any Subsidiary to issue or sell any of its shares of capital stock. Either the Company or another Subsidiary owns the Subsidiary Shares issued by the respective Subsidiaries, free and clear of all Encumbrances, except (i) as set forth on the Subsidiary Schedule and (ii) for Encumbrances arising out of, under or in connection with this Agreement. Except as set forth on the Subsidiary Schedule hereto, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Subsidiary Shares.

           3.06. No Conflict. Assuming all consents, approvals, authorizations and other actions described in Section 3.12 have been obtained and all filings and notifications listed on Schedule
3.12 hereto have been made, and except as may result from any facts or circumstances relating solely to the Purchaser or as described on Schedule 3.06 hereto (the "Conflicts Schedule"), the execution, delivery and performance of this Agreement by the Sellers and the Company do not and will not (a) conflict with or violate the agreement of limited partnership of any Seller, (b) conflict with or violate any law or Governmental Order applicable to any Seller, the Company or any Subsidiary except as would not, individually or in the aggregate, have a Material Adverse Effect or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on the Shares or on any of the assets or properties used primarily in the Business of any Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which any Seller, Company or Subsidiary is a party or by which any of such assets or properties is bound or affected, except as would not, individually or in the aggregate, have a Material Adverse Effect.

           3.07. Financial Statements.

           (a) The Sellers have caused to be prepared consistent with past practice, and delivered to the Purchaser the Company's audited consolidated balance sheets as of December 31, 1994, and income statement for the period then ended, and unaudited consolidated balance sheets as of December 31, 1995 and unaudited income statements for the period then ended (the "Financial Statements"), copies of which are included on Schedule 3.07 hereto (the "Financial Statements Schedule"). The Company's Financial Statements fairly present the financial position and results of operations of the Company, as the case may be, as of the date and for the period covered thereby in conformity with GAAP, with only such deviations from GAAP as are referred to in the notes thereto, or, in the case of unaudited Financial Statements, subject to normal year-end adjustments.

           (b) Except as set forth on Schedule 1.01 hereto, the Company has no Indebtedness as of the date hereof.

           3.08. Labor Matters.  Except as set forth on Schedule
3.08 hereto (the "Labor Matters Schedule"), (i) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by such Company or Subsidiary in the Business; (ii) there are no grievances outstanding against the Company or any Subsidiary under any such agreement or contract which are reasonably likely to have a Material Adverse Effect; (iii) there are no unfair labor practice complaints pending against the Company or any Subsidiary relating to the Business before the National Labor Relations Board which are reasonably likely to have a Material Adverse Effect; and
(iv) the Company has no knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any Subsidiary involved in the Business, which are reasonably likely to have a Material Adverse Effect.

           3.09. Absence of Certain Changes or Events. Since the date of the most recent balance sheet included in the Financial Statements, except as set forth on Schedule 3.09 hereto (the "Changes Schedule"), there have been no changes in, or events relating to, the Business that, individually or in the aggregate, have had a Material Adverse Effect.

           3.10. Absence of Litigation.  Except as set forth on
Schedule 3.10 hereto (the "Company's Litigation Schedule"), as of the date of this Agreement, (a) there are no Actions relating to the Business pending or, to the Company's best knowledge, threatened against the Company or any of its Subsidiaries or any of the assets or properties used in the Business of the Company or any of its Subsidiaries that, individually or in the aggregate, would have a Material Adverse Effect or would prevent the Company from consummating the transactions contemplated hereby and (b) the Company, its Subsidiaries and their respective assets and properties used in the Business are not subject to any Governmental Order having a Material Adverse Effect.

           3.11. Compliance with Laws.

           (a) Neither the Company nor its Subsidiaries has violated any law or any governmental law, rule, order or regulation or requirement, which violation through the date hereof has had or would reasonably be expected to have a Material Adverse Effect upon the financial condition, operating results, assets, operations or business prospects of the Company and its Subsidiaries and neither the Company nor its Subsidiaries has received notice of any such violation. To the best knowledge of the Company, the operation of the Business by the Company and its Subsidiaries complies and has complied in all material respects with the Communications Act of 1934, as amended, and the rules and regulations of the FCC (including without limitation the FCC's rules and regulations relating to the operation of transmitting and studio equipment).

           (b) All of the licenses, permits, permissions and other authorizations issued by the FCC for the operation of the Stations, except for stations WSVY-FM, Norfolk, Virginia and KJOJ(AM) Conroe, Texas (the "Station Licenses"), are listed on
Schedule 3.11 (the "License Schedule"), along with their expiration dates. The Station Licenses constitute all of the governmental licenses, permits, permissions and other authorizations used, useful or necessary to operate the Stations as they are now operated, and the Station Licenses issued for the operation of the Stations are validly issued in the name of the Subsidiaries to the extent set forth on the License Schedule. The Station Licenses are in full force and effect; are valid for the balance of the current license terms (as set forth on the License Schedule); are unimpaired by any acts or omissions of the Company, its Subsidiaries, or any of their employees, agents, officers, directors or stockholders; and are free and clear of any restrictions that might limit the full operation of the Stations, other than those restrictions in the licenses and the Communications Act and FCC rules, and have been so unimpaired for the full current license term. There are no applications, proceedings, investigations or complaints pending or, to the Company's best knowledge, threatened that may have an adverse effect on the business or operation of any of the Stations (other than proceedings that apply to the AM or FM radio broadcast industry generally). No renewal of any Station License would constitute a major environmental action under Sections 1.1305 or
1.1307 of the FCC's rules. All information contained in any pending applications for modification, extension or renewal of the Station Licenses or other applications filed with the FCC by the Company or any of its Subsidiaries is true, complete and accurate in all material respects.

           (c) There is not pending, or to the Company's or Subsidiaries' best knowledge threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or modify any of the Station Licenses (other than proceedings to amend FCC rules of general applicability, and there is not now issued or outstanding, or to the Company's or Subsidiaries' best knowledge pending or threatened, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint against the Company, its Subsidiaries or Sellers with respect to any of the Stations. The Stations are operating in compliance with the Station Licenses, the Communications Act, and the current rules, regulations and policies of the FCC in all material respects.
           (d) All reports, filings and regulatory fees required to be filed with the FCC by the Company or Subsidiaries with respect to the operation of the Stations have been timely filed. All such reports and filings are accurate and complete in all material respects, and from the date hereof will be filed on a timely basis. The Company or Subsidiaries maintain appropriate local public files as required by FCC rules. The Company or its Subsidiaries are operating only those facilities for which an appropriate FCC license, permit or authorization has been obtained and is in effect.

           3.12. Consents, Approvals, Licenses, Etc. No permit, consent, exemption, approval or authorization of, or declaration to or filing with, any Governmental Authority or other Person is required in connection with the execution, delivery and performance by the Company of this Agreement, except (a) as set forth on
Schedule 3.12 hereto (the "Company's Consent Schedule"), (b) the FCC Consent, and (c) the notification and waiting requirements of the HSR Act..

           3.13. Personal Property.  Except as set forth on
Schedule 3.13 hereto (the "Personal Property Schedule"), or as would not have a Material Adverse Effect: (a) the Company and its Subsidiaries collectively own, have a valid leasehold interest in or have legal right to use all of the tangible personal property necessary to carry on the Business, free and clear of all Encumbrances, except Permitted Encumbrances and Encumbrances reflected on the Historical Financial Statements; and (b) the Company and its Subsidiaries collectively own or have a valid license or sublicense to use all Intellectual Property Rights, including but not limited to call letters and station slogans and IDs, that are necessary to carry on the Business, free and clear of all Encumbrances, except Permitted Encumbrances and Encumbrances reflected on the Historical Financial Statements. Schedule 3.13 contains a list of all tangible personal property used in the Business, accurate as of the dates that appear thereon. Since the applicable dates, no item of tangible personal property listed on
Schedule 3.13 has been sold, conveyed, or otherwise transferred unless replaced by another item of comparable kind and quality.

           3.14. Real Property. Each parcel of Owned or Leased Real Property is owned or leased, as set forth on Schedule 3.14 hereto (the "Real Property Schedule"), as the case may be, free and clear of all Encumbrances, except: (a) as set forth on Schedule
3.14 hereto and (b) for Permitted Encumbrances.

           3.15. Employee Benefit Matters. A schedule of employee benefits is set forth as Schedule 3.15 hereto (the "Employee Benefit Schedule"). Neither the Company, nor its Subsidiaries has ever maintained, sponsored or contributed to, or been obligated to contribute to, any employee pension benefit plan as defined in
Section 3(2) of the Employee Retirement Income Security act of 1974, as amended ("ERISA"). All other employee benefit plans (as defined in Section 3(3) of ERISA) and all benefits arrangements that have been maintained, sponsored or contributed to by the Company, its Subsidiaries or any ERISA Affiliate have been maintained in compliance with their terms and, both as to form and operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such plans, including but not limited to ERISA and the Code. Neither the Company, its Subsidiaries or any ERISA Affiliate or any such employee benefit plan has any present or future obligation to make any payment to or with respect to any present or former employee of the Company, any of its Subsidiaries or any ERISA Affiliate pursuant to any retiree medical benefit plan, or other retiree welfare plan (within the meaning of Section 3(1) of ERISA), and no condition exists which would prevent the Company from amending or terminating any such employee benefit plan, including any such welfare plan. Each such welfare plan has been operated in compliance with the provisions of Part 6 of Title I of ERISA and Sections 162(k) and 4980B of the Code at all times.

           3.16. Taxes. Except as set forth on Schedule 3.16 hereto (the "Tax Schedule"), (a) the Company and its Subsidiaries and each Affiliated Group has timely filed, will timely file, or has been or will be included in, all Tax Returns required to be filed by or on behalf of such Company or Subsidiary with respect to Taxes for any period ending on or before the Closing Date, taking into account any extension of time to file that has been granted to or obtained on behalf of the Sellers or such Company or Subsidiary or that will be so granted to or obtained, (b) such returns have been properly prepared in all material respects, (c) all Taxes shown to be payable on such Tax Returns have been paid or will be paid and (d) no deficiency for any material amount of Tax has been asserted or assessed by a taxing authority against any Company or Subsidiary.

           3.17. Insurance. All material properties and risks of the Company and its Subsidiaries relating to the Business are covered by valid and currently effective insurance policies or binders of insurance or programs of self-insurance in such types and amounts as are consistent with customary practices and standards of companies engaged in businesses and operations similar (including, without limitation, in size) to the Business. Each commercial insurance policy held by the Company or its Subsidiaries is set forth on Schedule 3.17 hereto (the "Insurance Schedule").

           3.18. Material Contracts.

           (a) Except as set forth on Schedule 3.18 hereto (the "Contract Schedule") and except for contracts for the sale of time on one or more Stations entered into in the normal course of business at normal and customary rates and for Barter Agreements, and except for the Company's agreement with Alex. Brown, and except for Approved Acquisitions, and except for the Stockholders Agreement, dated as of September 23, 1994, as among the Sellers and the Company, which will terminate on the Closing Date, and except for the Option Agreement, dated as of January 11, 1996, by and among the Sellers, which will be settled on the Closing Date, neither the Company nor its Subsidiaries is a party to or bound by any written or oral:

                 (i) contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis providing annual compensation in excess of $50,000;

                 (ii) contract relating to loans to officers, directors or Affiliates; or contract under which the Company or any Subsidiary has advanced or lent any other Person amounts in the aggregate exceeding $25,000, other than down payments and prepayments under the Company's or such Subsidiary's ordinary course operating agreements;

                 (iii) agreement or indenture relating to borrowed money or other indebtedness or the mortgaging, pledging or otherwise placing a Lien on any assets of the Company or its Subsidiaries;

                 (iv)  guarantee of any obligation;

                 (v) lease or agreement under which the Company or its Subsidiaries is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $25,000;

                 (vi) lease or agreement under which the Company or its Subsidiaries is lessor of or permits any third party to hold
or operate any     property, real or personal, owned or controlled
by the Company or any Subsidiary, except for leases of real or personal property under which the aggregate annual rental payments do not exceed $25,000 individually and $50,000 in the aggregate;

                 (vii) group of related contracts with the same party or group of affiliated parties the performance of which involves consideration in excess of $125,000;

                 (viii)agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

                 (xi)  sales representation, distribution or
franchise agreement;

                  (x)   assignment, license, indemnification or
agreement with respect to any intangible property (including, with respect to, any Intellectual Property Rights);

                 (xi) contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world; or
                 (xii) any other agreement with a term of more than six (6) months which is not terminable by the Company or any Subsidiary upon less than 30 days' notice without penalty or which involves a total consideration in excess of $25,000 or which in the aggregate exceed $100,000 or is otherwise material to its operations and business prospects.

           (b) (i) All of the contracts, agreements and instruments required to be set forth on the Contracts Schedule (the "Contracts") are valid, binding and enforceable against the Company or its Subsidiaries, as the case may be, and the other parties thereto, in accordance with their respective terms; (ii) the Company and each Subsidiary has performed in all material respects all obligations required to be performed by them under the Contracts (including but not limited to contracts with ASCAP, BMI and SESAC) and are not in material default under or in material breach of any Contract or in receipt of any claim of such default or breach; (iii) no event has occurred which with the passage of time or the giving of notice or both would result in a material default, material breach or event of material noncompliance by the Company or its Subsidiaries under any Contract; and (iv) neither the Sellers, the Company nor any Subsidiary has knowledge of any material breach by the other parties to any Contract.

           (c)   A true and correct copy of each of the written
Contracts or an accurate description of each of the oral Contracts, together with all written amendments thereto has been supplied or made available to the Purchaser.

           3.19. Environmental Matters.

           (a)   Except as set forth on Schedule 3.19 (the
"Environmental Schedule") or in the "phase one" environmental reports previously made available to the Purchaser by the Company:

                 (i) The property, assets and operations of the Business are and have been in material compliance with all applicable Environmental Laws;

                 (ii) there are no Hazardous Materials stored or otherwise located in, on or under any of the property or assets of the Company or its Subsidiaries (including the groundwater), other than the proper storage of ordinary cleaning and office supplies; and

                 (iii) to the best knowledge of the Company, there have been no releases or threatened releases of Hazardous Materials in, on or under any property adjoining any of the property or assets of the Company or its Subsidiaries.

           (b) None of the property, assets or operations of the Company, or its Subsidiaries is the subject of any federal, state or local investigation evaluating whether (i) any remedial action is needed to respond to a release or threatened release of any Hazardous Materials into the environment or (ii) any release or threatened release of any Hazardous Materials into the environment is in contravention of any Environmental Law.

           (c) Neither the Company, nor any of its Subsidiaries has received any notice or claim, nor are there pending or lawsuits or proceedings against them, with respect to violations of an Environmental Law or in connection with the presence of or exposure to any Hazardous Materials in the environment or any release or threatened release of any Hazardous Materials into the environment, and neither the Company nor any of its Subsidiaries is or was the owner or operator of any property which (i) pursuant to any Environmental Law has been placed on any list of Hazardous Materials disposal sites, including without limitation, the "National Priorities List" or "CERCLA List," (ii) has or, to the knowledge of the Company, had any subsurface storage tanks located thereon; or (iii) has ever been used as or for a waste disposal facility, a mine, a gasoline service station or a petroleum products storage facility.

           (d) Neither the Company nor its Subsidiaries has any present or contingent liability in connection with the presence either on or off the property or assets of the Company or its Subsidiaries of any Hazardous Materials in the environment or any release or threatened release of any Hazardous Materials into the environment, except for any such contingent liability that would not have a Material Adverse Effect on the Business, the Company or any of its Subsidiaries.

      SECTION 4. Representations and Warranties of the Sellers.

           Except as set forth in the Schedules hereto, the Sellers represent and warrant to the Purchaser as follows:

           4.01. Binding Effect. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes a valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms.

           4.02. Existence and Power of the Sellers. Each Seller is a limited partnership duly organized under the laws of its jurisdiction of organization. Each Seller has all requisite partnership power and authority to execute and deliver this agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby to be consummated by it.

           4.03. Capital Stock of the Company. As of the Closing, the Sellers shall own the Shares free and clear of all Encumbrances. As of the Closing, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Shares, except as set forth on Schedule 4.03 hereto (the "Encumbrance Schedule"), and except for the Stockholders Agreement, dated as of September 23, 1994, as among the Sellers and the Company, which will terminate on the Closing Date, and except for the Option Agreement, dated as of January 11, 1996, by and among the Sellers, which will be settled on the Closing Date.
           4.04. Absence of Litigation.  Except as set forth on
Schedule 4.04 hereto (the "Sellers' Litigation Schedule"), as of March 1, 1996, there are no Actions relating to the Business pending against the Sellers that, individually or in the aggregate, would have a materially adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or would prevent the Sellers from consummating the transactions contemplated hereby.

           4.05. Consents, Approvals, Licenses, Etc. No permit, consent, exemption, approval or authorization of, or declaration to or filing with, any Governmental Authority or other Person is required in connection with the execution, delivery and performance by the Sellers of this Agreement, except (a) as set forth on
Schedule 4.05 hereto (the "Sellers' Consents Schedule"), (b) the FCC Consent, and (c) the notification and waiting period requirements of the HSR Act.

           4.06. Brokers. Except for Alex. Brown & Sons Incorporated ("Alex. Brown"), whose fee will be paid pursuant to
Section 7.07, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers or the Company.

           4.07. Representations and Warranties of the Company. The Sellers, jointly and severally, represent and warrant that no Seller (either directly or through the Company) has failed to disclose to the Purchaser any fact that is material to the Company and its Subsidiaries taken as a whole, nor has any Seller (either directly or through the Company) has made any misrepresentation to the Purchaser of any fact that is material to the Company and its Subsidiaries taken as a whole.

       SECTION 5. Representations and Warranties of the Purchaser.

           The Purchaser represents and warrants to the Sellers as follows:

           5.01. Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Nevada and has all necessary power and authority to enter into this Agreement to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action (including, without limitation, the requisite approval of any direct or indirect stockholder, partner or member) on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and (assuming due authorization, execution and delivery by each of the Sellers) constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.
           5.02 No Conflict. Except as may result from any facts or circumstances relating solely to the Sellers, the execution, delivery and performance of this Agreement in accordance with its terms by the Purchaser does not and will not: (a) violate or conflict with the organizational documents of the Purchaser; (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser, except as would not, individually or in the aggregate, have a Material Adverse Effect on the business or financial condition of the Purchaser or on the ability of the Purchaser to consummate the transactions contemplated by this Agreement; or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which the Purchaser or any of its subsidiaries is a party or by which any of such assets or properties is bound or affected, except as would not, individually or in the aggregate, have a Material Adverse Effect on the business or financial condition of the Purchaser or the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

           5.03. Consents, Approvals, Licenses, Etc. No permit, consent, exemption, approval or authorization of, or declaration to or filing with, any Governmental Authority or other Person is required in connection with the execution, delivery and performance by the Purchaser of this Agreement, except (a) as set forth on the Consents Schedule, (b) the FCC Consent, and (c) the notification and waiting period requirements of the HSR Act.

           5.04. Absence of Litigation. No Action is pending or, to the knowledge of the Purchaser, threatened against the Purchaser which seeks to delay or prevent the consummation of the transactions contemplated hereby or which would be reasonably likely to materially and adversely affect or restrict the Purchaser's ability to consummate the transactions contemplated hereby.

           5.05. Investment Purpose. The Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof. The Purchaser is sophisticated and knowledgeable about the radio broadcast industry and has sufficient experience to be able to evaluate properties of the kind owned by the Company and its Subsidiaries.
           5.06. Financing. The Purchaser has all funds necessary to consummate the transactions contemplated by this Agreement or has legally binding commitments from a financial institution to provide such funds.
      SECTION 6. Additional Agreements.

           6.01  Conduct of Business Prior to the Closing.

           (a) Between the date of this Agreement and the Closing Date, the Sellers shall not, and shall cause the Company and its Subsidiaries not to, conduct the Business other than in the ordinary course and consistent with their prior practice except (i) for such actions as contemplated by this Agreement, (ii) as described on Schedule 6.01(a) hereto (the "Business Exemption Schedule"), or (iii) as contemplated by an Approved Acquisition or a local marketing agreement related thereto.

           (b) Except for the actions contemplated by this Agreement or as described on the Business Exemption Schedule, without the prior written consent of the Purchaser, the Sellers shall not, and shall cause the Company and its Subsidiaries not to, prior to the Closing,

                 (i) change the accounting methods, principles or practices used in respect of the Business, including, but not limited to, changes to the Company's practices with regard to credit approval for advertisers;

                 (ii) revalue any of the assets of the Business, including, without limitation, writing off receivables, other than in the ordinary course of business;

                 (iii) establish or increase the benefits payable under any Plan or establish any new bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing or other employee benefit plan for employees of the Company and its Subsidiaries employed in the Business, or otherwise increase the compensation payable or to become payable to any officers or key employees of the Company or its Subsidiaries employed in the Business, except in the ordinary course of the Business consistent with past practice or as may be required by Law or applicable collective bargaining agreements, or except for additional bonuses to be paid by the Company in connection with the Closing, so long as such bonuses are paid prior to the Closing Date or such bonuses are to be paid directly by the Sellers on or after the Closing Date, in which case such bonuses shall be treated as Transaction-Related Expenses;

                 (iv)  enter into any employment or severance
agreement with any Employee of the Company or its Subsidiaries employed in the Business that would provide for annual payments to such employee in excess of $25,000 or extend any such agreement for more than six months;

                 (v)   sell any of the Stations;

                 (vi) apply to the FCC for any construction permit that would have the effect of restricting any of the Stations' present operations;

                or


                 (vii) enter into any agreement to acquire any business, except pursuant to an Approved Acquisition, nor waive any of the terms and conditions of the definitive agreement relating to such Approved Acquisition as approved by the Purchaser, without the Purchaser's prior written consent.

           (c) Prior to the Closing, the Sellers shall, and shall cause the Company and its Subsidiaries to, use their reasonable efforts to consummate the agreement entered into with respect to any Approved Acquisition pursuant to the terms of the agreement entered into with respect to such Approved Acquisition.

           (d) Prior to the Closing, the Sellers shall, and shall cause the Company and its Subsidiaries to, use their reasonable efforts to file with the FCC, in a timely fashion, all required license renewal applications for the Stations, except for stations WSVY-FM, Norfolk, Virginia and KJOJ(AM) Conroe, Texas, in accordance with the dates on Schedule 6.1(d) (the "Renewal Schedule").

           (e) Prior to the Closing, the Sellers shall, and shall cause the Company and its Subsidiaries to, use their reasonable efforts to preserve substantially intact the business organization of the Business, to keep available to the Purchaser the services of the key employees of the Company and its Subsidiaries employed in the Business and to preserve the current relationships of the Company and its Subsidiaries with the customers and other persons which have significant business relationships with, the Business (but the Sellers shall have no liability to the Purchaser for the failure to keep the services of any employees of the Company and its Subsidiaries employed in the Business who resign from employment by the Company and its Subsidiaries).

           6.02. Access to Information.

           (a) From the date of this Agreement until the Closing, upon reasonable notice, the Sellers shall, and shall cause the officers, employees, auditors and agents of the Sellers, the Company and its Subsidiaries to, (i) afford the officers, employees and authorized agents and representatives of the Purchaser reasonable access, during normal business hours and upon reasonable notice, to the offices, properties, books and records of the Company and its Subsidiaries that relate to the Business and (ii) furnish to the officers, employees and authorized agents and representatives of the Purchaser such additional financial and operating data and other information regarding the assets, properties, goodwill and business of the Company and its Subsidiaries that relate to the Business as the Purchaser may from time to time reasonably request in order to assist the Purchaser in fulfilling its obligations under this Agreement and to facilitate the consummation of the transactions contemplated hereby. The Purchaser shall not unreasonably interfere with any of the businesses or operations of the Sellers, the Company, its Subsidiaries or any Affiliate of the Sellers. The auditors of the Company and its Subsidiaries shall not be obliged to make available any work papers to any person who has not executed a customary hold harmless agreement in respect thereof.

           (b) Each party agrees that it will cooperate with and make available to the other party, during normal business hours all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing Date which are necessary or useful in connection with any Tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees. The Sellers may require certain financial information relating to the Business for periods prior to the Closing Date for the purpose of filing federal, state, local and foreign Tax Returns and other governmental reports, and the Purchaser agrees to furnish such information to the Sellers at the Sellers' request and expense.

           (c) Notwithstanding the foregoing, the Sellers shall not be required, prior to the Closing, to disclose, or cause the disclosure of (or provide access to any offices, properties, books or records of the Sellers, the Company, the Subsidiaries thereof that could result in the disclosure to such persons or others of), any confidential information relating to trade secrets, processes or patent or trademark applications, product development and marketing plans or customer and product margins, nor shall the Sellers be required to permit or cause others to permit the officers, employees or authorized agents or representatives of the Purchaser to copy or remove from the offices or properties of the Sellers, the Company, or the Subsidiaries, any documents, drawings or other materials that might reveal any such confidential information or to photograph or sketch any part of the assets or properties of the Sellers, the Company and the Subsidiaries.

           6.03. FCC and Other Regulatory Authorizations, Consents.
           (a) Within three (3) Business Days of the date of this Agreement, each party to this Agreement agrees to join in an application or applications to be filed with the FCC requesting its written consent to the transfer of control of the Company from the Sellers to the Purchaser (the "Transfer Application") and they will diligently take all steps necessary or desirable and proper expeditiously to prosecute such application and to obtain the FCC's determination that grant of the Transfer Application will serve the public interest, convenience or necessity.

           (b) Each party hereto shall use its reasonable best efforts to obtain all authorizations, consents, orders and approvals of, and to give all notices to and make all filings with, all Governmental Authorities other than the FCC, and with all other third parties that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, and each party will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings. Each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within ten
(10) Business Days of the date of this Agreement, including a request for early termination of the notification and waiting period requirements of the HSR Act, and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act.

           (c) Each party hereto shall as promptly as possible, and in any event within two (2) Business Days, inform the other of any material communications between such party and the Federal Trade Commission, the Department of Justice, the Federal Communications Commission or any other Governmental Authority regarding this Agreement or the transactions contemplated hereby. If any party receives a request for additional information or documentary material from any such Governmental Authority, then such party shall endeavor in good faith to make, or cause to be made, as promptly as practicable and after consultation with the other parties, an appropriate response to such request.

           (d) In the event at the Closing one or more applications for renewal of any of the Station Licenses remains pending or any order of the FCC granting an application for renewal of a Station License has not become a Final Order, each party hereto agrees to abide by the procedures established in Stockholders of CBS, Inc., FCC 95-469 (rel. Nov. 22, 1995) Paragraphs 34-35, for processing applications for transfer of control of a licensee during the pendency of an application for renewal of a station license. Without limiting the generality of the foregoing, the Company and Sellers agree to use their reasonable best efforts to cooperate with Purchaser in the preparation and prosecution of any such application for renewal of a Station License, and Purchaser agrees that any interest it may acquire in such license at Closing is subject to whatever action the FCC may ultimately take with respect to the renewal application. Notwithstanding anything in this Agreement to the contrary, this Section 6.04(d) shall survive the Closing until any order issued by the FCC with respect to a renewal application pending, or granted but not yet final, as of the Closing becomes a Final Order.

           6.04. Investigation.

           (a) The Purchaser acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company, its Subsidiaries and the Business, (ii) has been furnished with or given adequate access to such information about the Company, its Subsidiaries and the Business as it has requested, and
(iii) will not assert any claim against the Sellers or any of their direct or indirect partners, directors, officers, employees, agents, stockholders, Affiliates, consultants, counsel, accountants, investment bankers or representatives, or hold the Sellers or any such Persons liable for any inaccuracies, misstatements or omissions with respect to information (other than the representations and warranties contained in this Agreement) furnished by the Sellers or any such Persons concerning the Sellers, the Company, its Subsidiaries and the Business.

           (b) In connection with the Purchaser's investigation of the Company, its Subsidiaries and the Business, the Purchaser has received from the Sellers certain projections and other forecasts for the Company, its Subsidiaries and the Business and certain plan and budget information. The Purchaser acknowledges that there are uncertainties inherent in attempting to make such projections, forecasts, plans and budgets; that the Purchaser is familiar with such uncertainties; that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it; and that the Purchaser will not assert any claim against the Sellers or any of their direct or indirect partners, directors, officers, employees, agents, stockholders, Affiliates, consultants, counsel, accountants, investment bankers or representatives; or hold the Sellers or any such Persons liable with respect thereto. Accordingly, the Sellers make no representation or warranty with respect to any estimates, projections, forecasts, plans or budgets such as referred to in this Section 6.05(b).

           6.05. Company Employees. Sellers will not hire any of the employees of the Company or its Subsidiaries other than the general managers of the Stations for a period of two years after the Closing Date, unless their employment has been terminated by the Company. Sellers will not hire any of the general managers of the Company or its Subsidiaries for a period of two years after the Closing Date without the prior written consent of the Purchaser.
US Radio Stations, L.P. shall use its best efforts to cause its Affiliates to abide by the agreements contained in this Section 6.05.

           6.06. Press Release. The parties hereto shall issue a mutually agreed upon press release detailing the transaction contemplated herein on March 5, 1996.

           6.07. Further Action. Subject to the terms and conditions herein provided, each of the parties hereto covenants and agrees to use its reasonable best efforts to deliver or cause to be delivered such documents and other papers and to take or cause to be taken such further actions as may be necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated hereby.

           6.08. Indemnification. The Sellers jointly and severally indemnify Purchaser, Guarantor and the Company from and against any loss arising from any claim asserted by Henry Shapiro arising out of the September 12, 1994 recapitalization of the Company.

      SECTION 7. Conditions Precedent to the Obligation of
Purchaser to Purchase Shares                  from Sellers.

           The obligations of the Purchaser to purchase the Shares from the Sellers shall be subject to the satisfaction or, where permissible, waiver by Purchaser of the following Conditions.

           7.01. Representations and Warranties; Covenants and
Agreements.

           (a) The representations and warranties of the Sellers and the Company contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except that any such representations and warranties that are given as of a specified date shall be true in all material respects as of such date) except for changes to the representations and warranties resulting from the Company's conduct of the Business in a manner consistent with Section 6.01 and except for such breaches or inaccuracies that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
Each of the Sellers shall have delivered to the Purchaser a certificate, dated the Closing Date and signed on its behalf by one of its officers, to the foregoing effect with respect to the representations and warranties of such Seller, and the Sellers shall have delivered to the Purchaser a certificate, dated the Closing date and signed on its behalf by one of its officers, to the foregoing effect with respect to the representations and warranties of the Seller and the Company.

           (b) The Sellers and the Company each shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date. Each of the Sellers shall have delivered to the Purchaser a certificate, dated the Closing Date and signed on its behalf by one of its officers, to the foregoing effect with respect to the covenants and agreements required by this Agreement to be performed or complied with by such Seller, and the Company shall have delivered to the Purchaser a certificate, dated the Closing Date and signed on its behalf by one of its officers, to the foregoing effect with respect to the covenants and agreements required by this Agreement to be performed or complied with by the Company.

           7.02. FCC Consent. The FCC Consent shall have been obtained without any conditions materially adverse to the Purchaser, and shall have become a Final Order unless waived by the Purchaser.

           7.03. Third Party Consents. There shall have been obtained all consents and approvals from parties to Contracts or other Agreements that are required in connection with the performance by the Sellers and the Company of their respective obligations under this Agreement, unless the consents that have not been obtained would not individually or in the aggregate cause a Material Adverse Effect.

           7.04. Hart-Scott-Rodino. The waiting period under HSR, including any extension thereof, shall have expired or been terminated.

           7.05. Opinions of Counsel to the Sellers and the Company. The Purchaser shall have received the opinions of counsel to each of the Sellers and the Company, dated the Closing Date and addressed to the Purchaser, in the form of Exhibit A.

           7.06. Resignation of the Directors of the Company. Each of the Directors of the Company shall have tendered his resignation as a Director of the Company, effective as of the Closing Date.

           7.07. Payment of Transaction-Related Expenses. Prior to the Closing, the Company or its Subsidiaries shall have paid all fees and expenses due to Alex. Brown and its counsel and to the Company's counsel and accountants due in connection with the transactions contemplated by this Agreement (the "Transaction-Related Expenses"), or the Sellers shall have assumed all such Transaction-Related Expenses, which shall no longer be liabilities of the Company or its Subsidiaries.

           7.08. Delivery of Closing Balance Sheet. The chief financial officer of the Company shall have delivered the Closing
Balance Sheet, not later than four (4) Business Days before the Closing Date.

           7.09. Receipt of Certified Copies of the Articles of Incorporation. The Purchaser shall have received certified copies of the articles of incorporation of each of the Company and its Subsidiaries.
           7.10. Receipt of Good Standing Certificates. The Purchaser shall have received certificates of good standing for each of the Company and its Subsidiaries from each jurisdiction of their incorporation and evidence of their qualification to do business in any state where the nature of their business makes such qualification necessary.

           7.11. Receipt of Sales Tax Certificates. The Purchaser shall have received sales tax certificates for each of the Company and its Subsidiaries from each jurisdiction in which the Company or such Subsidiaries are doing business, where such certificates are reasonably available in a timely fashion.

           7.12. Receipt of Estoppel Certificates for Leases. The Company shall have used its reasonable best efforts to obtain estoppel certificates for each of the Company's and the Subsidiaries Leased Real Properties.

           7.13. Receipt of Title Insurance for Owned Land.  The
Purchaser shall have received title insurance policies current as of the Closing Date for all parcels of real estate that are owned by the Company or its Subsidiaries.

           7.14. Receipt of UCC-1s. The Purchaser shall have received the results of UCC-1 searches as of a date reasonably close to the Closing that reflects the existence of no liens other than the liens identified on Schedules 3.13 and 3.14 hereto.

           7.15. Delivery of Shares. The Sellers shall have delivered their Shares in accordance with Section 2.04 hereof.

           7.16. Delivery of Releases. The Sellers shall have delivered releases, in form and substance reasonably satisfactory to the Purchaser, releasing the Company from all claims arising on or prior to the Closing Date. Ragan A. Henry shall have delivered, and the Sellers shall have used their reasonable best efforts to cause Donald Kidwell, Michael Driscoll, Sheila Weiss, Edward Gallagher and Patricia Hussey to deliver, releases, in form and substance reasonably satisfactory to the Purchaser, releasing the Company from all claims arising on or prior to the Closing Date, except those arising under their employment agreements and claims for accrued compensation or for other undisputed amounts of money owed them by the Company.

      SECTION 8. Conditions Precedent to the Obligations of the Sellers. The Obligations of the Sellers to sell their shares to the Purchaser shall be subject to the fulfillment or, where permissible, waiver by the Sellers of the following conditions.

           8.01. Representations and Warranties; Covenants and
Agreements.

           (a) The representations and warranties of the Purchaser contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except that any such representations and warranties that are given as of a specified date shall be true in all material respects as of such date). The Purchaser shall have delivered to the Sellers a certificate, dated the Closing Date and signed on its behalf by one of its officers to the foregoing effect.

           (b) The Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Purchaser shall have delivered to the Sellers a certificate, dated the Closing Date and signed by one of its officers, to the foregoing effect.

           8.02. FCC Consent. The FCC Consent shall have been obtained without any conditions materially adverse to the Purchaser.

           8.03. Third Party Consents. There shall have been obtained all consents and approvals from parties to Contracts or other Agreements that are required in connection with the performance by the Sellers and the Company of their respective obligations under this Agreement, unless the consents that have not been obtained would not individually or in the aggregate cause a Material Adverse Effect.

           8.04. Hart-Scott-Rodino. The waiting period under HSR, including any extension thereof, shall have expired or been terminated.

           8.05. Receipt of Resolutions. The Sellers shall have received certified copies of the resolutions of Purchaser and Guarantor authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

      SECTION 9. Termination, Amendment and Waiver.

           9.01. Termination. This Agreement may be terminated at any time prior to the Closing:

           (a) By the mutual written consent of the holders of a majority the Common Stock and the Purchaser.

           (b) By the holders of a majority of the Common Stock or the Purchaser, if any Governmental Authority with jurisdiction over such matters shall have issued a Governmental Order restraining, enjoining or otherwise prohibiting the sale of the Shares hereunder, and such order, decree, ruling or other action shall have become final and unappealable. The provisions of this
Section 9.01(b) shall not be available to any party (i) if the issuance of the Governmental Order is due to the action or inaction or status of such party, or (ii) unless such party shall have used its reasonable best efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the transactions contemplated by this Agreement.

           (c) By either a majority of the Sellers or the Purchaser, if the Closing shall not have occurred prior to March 4, 1997. The right to terminate this Agreement under this Section 9.01(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date.

           (d) By the Purchaser if there has been a materially adverse change to the financial condition of the Company and its Subsidiaries, taken as a whole from the condition of the Company as of December 31, 1995.

           9.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall have no further force and effect and there shall be no liability on the part of any party hereto except (a) as set forth in Section 10.01 and (b) that nothing herein shall relieve any party from liability for any willful breach hereof or for fraud. Termination of this Agreement shall not affect the enforceability of the Confidentiality Agreement.

           9.03. Waiver. At any time prior to the Closing, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

           9.04. Amendments.

           (a) No failure or delay on the part of the Company, the Sellers or the Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or the Purchaser at law, in equity or otherwise.

           (b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Seller from the terms of any provision of this Agreement, shall be effective
(i) only if it is made or given in writing and signed by the Seller and Purchaser, and (ii) only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the parties to this Agreement in any case shall entitle them to any other or further notice or demand in similar or other circumstances.

      SECTION 10. General Provisions.

           10.01.Expenses.

           (a) All FCC and HSR filling fees shall be paid, one-half by the Purchaser and one-half by the Sellers, collectively.

           (b) All other costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

           10.02.Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Closing, except for those representations and warranties contained in Section 4 herein which shall survive the Closing for the duration of the statute of limitations applicable to the claim in question.

           10.03.Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the reminder of this Agreement.
           10.04.Remedies. In the event that the transaction contemplated by this Agreement is terminated or otherwise is not consummated due to a material default by either party hereto, the other party shall be entitled to all of the rights and remedies at law or in equity and shall be entitled to recover attorney's fees and costs.

           10.05.Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

           10.06.Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement.

           10.07.Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without giving effect to the conflict of laws provisions thereof.

           10.08.Notices. All notices, demands or other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, the next business day when sent to the recipient by reputable overnight courier service (charges prepaid), three days after mailing to the recipient by certified or registered mail, return receipt requested and postage prepaid, and upon receipt of acknowledgement when sent by telecopy. Such notices, demands and other communications shall be sent to all parties to this Agreement at the addresses indicated below:

           (a)   If to US Radio Stations, L.P.

                  1234 Market Street
                  Suite 1940
                  Philadelphia, Pennsylvania 19107
                  FAX (215) 563-9947
                  Attention: Ragan A. Henry

                 With a copy to:

                   Latham & Watkins
                   1001 Pennsylvania Avenue, N.W.
                   Suite 1300
                   Washington, D.C. 20004
                   FAX (202) 637-2201
                   Attention: James F. Rogers, Esq.

           (b)   If to Blackstone USR Capital Partners L.P.,
Blackstone USR Offshore Capital Partners L.P., Blackstone Family
Investment Partnership II L.P., BCP Radio L.P., or BCP Offshore
Radio L.P.

                   345 Park Avenue, 31st Floor
                   New York, New York 10154
                   FAX (212) 754-8725
                   Attention: Howard A. Lipson

                 With a copy to:

                   Latham & Watkins
                   1001 Pennsylvania Avenue, N.W.
                   Suite 1300
                   Washington, D.C. 20004
                   FAX (202) 637-2201
                   Attention: James F. Rogers, Esq.

           (c)   If to the Purchaser and the Guarantor:

                  Clear Channel Communications of Memphis, Inc.
                  Clear Channel Communications, Inc.
                  200 Concord Plaza
                  San Antonio, Texas 78216
                  FAX (210)
                  Attention: Randall Mays
                             Ken Wyker, Esq.

                  With a copy to

                  Oppenheimer, Blend, Harrison & Tate
                  711 Navarro, 6th Floor
                  San Antonio, Texas 78205
                  FAX (210) 224-7540
                  Attention: J. David Oppenheimer, Esq.

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

           10.09.Entire Agreement. This Agreement and the Schedules hereto and the other Transaction Documents represent the entire agreement between the Purchaser, on the one hand, and the Sellers, on the other hand, with respect to the subject matter hereof, and such agreements supersede all prior agreements between such parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall be terminated at the Closing.

           IN WITNESS WHEREOF, the undersigned parties have duly executed this Agreement as of the date first above written.

                             THE SELLERS:
                             US RADIO STATIONS, L.P.

                             By:  US Radio, L.P.,
                                  its General Partner

                             By: US Radio Group, Inc., its General
                                 Partner

                              By:  /s/Ragan A. Henry
                                   Ragan A. Henry
                                   Chairman and Chief Executive
                                   Officer

                              BLACKSTONE USR CAPITAL PARTNERS L.P.

                             By:  Blackstone Management Associates
                                  II L.L.C.,
                                    its General Partner

                              By:  /s/Howard A. Lipson
                                   Howard A. Lipson
                                   Member

                              BLACKSTONE USR OFFSHORE CAPITAL
                              PARTNERS  L.P.

                             By:  Blackstone Management Associates
                                  II L.L.C.,
                                  its General Partner

                              By:  /s/Howard A. Lipson
                                   Howard A. Lipson
                                   Member

                              BLACKSTONE FAMILY INVESTMENT
                              PARTNERSHIP II L.P.

                             By:  Blackstone Management Associates
                                  II L.L.C.,
                                  its General Partner

                              By:  /s/Howard A. Lipson
                                   Howard A. Lipson
                                   Member

                              BCP RADIO L.P.

                             By:  Blackstone USR Capital Partners
                                  L.P.,
                                    its General Partner

                             By:  Blackstone Management Associates
                                  II L.L.C.,
                                    its General Partner

                              By:  /s/Howard A. Lipson
                                   Howard A. Lipson
                                   Member

                              BCP OFFSHORE RADIO L.P.

                             By:  Blackstone Offshore Capital
                                  Partners L.P., its
                                   General Partner

                             By:  Blackstone Management Associates
                                  II L.L.C., its
                                  General Partner

                              By:  /s/Howard A. Lipson
                                   Howard A. Lipson
                                   Member

                             THE COMPANY

                             US RADIO, INC.

                              By:  /s/Ragan A. Henry
                                   Ragan A. Henry
                                   Chairman and Chief Executive
                                   Officer

                              THE PURCHASER:

                             CLEAR CHANNEL COMMUNICATIONS
                             OF MEMPHIS, INC.



                             By:  /s/Randall T. Mays
                                   Randall T. Mays
                                   Vice President

                              THE GUARANTOR

                             CLEAR CHANNEL COMMUNICATIONS, INC.



                             By:  /s/Randall T. Mays
                                   Randall T. Mays
                                   Vice President

Exhibit 21

Subsidiaries of Registrant, Clear Channel Communications, Inc.

           Name                                  State of Incorporation

Clear Channel Communications of Memphis, Inc.            Texas

Clear Channel Television, Inc.                           Nevada

Clear Channel Radio, Inc.                                Nevada

Clear Channel Management, Inc.                           Delaware

Clear Channel Radio Licenses, Inc.                       Nevada

Clear Channel Television Licenses, Inc.                  Nevada

Clear Channel Productions, Inc.                          Nevada

Clear Channel Metroplex, Inc.                            Nevada

Clear Channel Metroplex Licenses, Inc.                   Nevada

Clear Channel Holdings, Inc.                             Nevada

CCR Houston-Nevada, Inc.                                 Nevada

Clear Channel Real Estate                                Nevada

Exhibit 23.1 -- Consent of Ernst & Young LLP

                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8) pertaining to the 1984 Incentive Stock Option Plan of Clear Channel Communications, Inc. (No. 33-14193); the Clear Channel Communications, Inc. Nonqualified Stock Option Plan (No. 33-59772); and the Clear Channel Communications, Inc. 1994 Incentive Stock Option Plan, Clear Channel Communications, Inc. 1994 Nonqualified Stock Option Plan, Clear Channel Communications, Inc. Directors' Nonqualified Stock Option Plan, and Option Agreement for Officer (No. 33-64463) of our report dated March 4, 1996, with respect to the consolidated financial statements of US Radio, Inc.

                                /s/ERNST & YOUNG LLP

Philadelphia, Pennsylvania
May 22, 1996

Exhibit 23.2 -- Consent of Ernst & Young LLP

                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8) pertaining to the 1984 Incentive Stock Option Plan of Clear Channel Communications, Inc. (No. 33-14193); the Clear Channel Communications, Inc. Nonqualified Stock Option Plan (No. 33-59772); and the Clear Channel Communications, Inc. 1994 Incentive Stock Option Plan, Clear Channel Communications, Inc. 1994 Nonqualified Stock Option Plan, Clear Channel Communications, Inc. Directors' Nonqualified Stock Option Plan, and Option Agreement for Officer (No. 33-64463) of our report dated March 10, 1995, with respect to the combined financial statements of Ragan Henry Communications Group, L.P., US Radio L.P. and US Radio Stations, L.P.

                                /s/ERNST & YOUNG LLP

Philadelphia, Pennsylvania
May 22, 1996